    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1998


                                                       REGISTRATION NO. 33-59013
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 6 TO
                              FORM S-1 ON FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            WALTER INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                                      6711
                          (Primary Standard Industrial
                          Classification Code Number)

                                   13-3429953
                                 (IRS Employer
                             Identification Number)

                         ------------------------------

                         1500 NORTH DALE MABRY HIGHWAY
                                TAMPA, FL 33607
                                 (813) 871-4811
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             EDWARD A. PORTER, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            WALTER INDUSTRIES, INC.
                         1500 NORTH DALE MABRY HIGHWAY
                                TAMPA, FL 33607
                                 (813) 871-4811
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

         COPY OF ALL COMMUNICATIONS, INCLUDING SERVICE OF PROCESS, TO:


         PETER J. GORDON, ESQ.                   MARK S. BERGMAN, ESQ.
       SIMPSON THACHER & BARTLETT       PAUL, WEISS, RIFKIND, WHARTON & GARRISON
          425 LEXINGTON AVENUE                1285 AVENUE OF THE AMERICAS
        NEW YORK, NY 10017-3909                 NEW YORK, NY 10019-6064

                            ------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Registration Statement contains a Prospectus relating to the offering from time to time of 29,270,227 shares of Common Stock and a Prospectus Supplement relating to the offering of 12,000,000 of such shares (plus an additional 1,800,000 shares to cover over-allotments). The Prospectus Supplement includes alternate front and back cover pages for use in domestic and international offerings.

INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                               12,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                ----------------

    This Prospectus Supplement relates to up to 12,000,000 shares (13,800,000 shares if the over-allotment option described below is exercised in full) (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Walter Industries, Inc. (the "Company" or "Walter Industries"), a Delaware corporation formerly named Hillsborough Holdings Corporation, beneficially owned by the Asbestos Settlement Trust (the "Settlement Trust") and Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., one of the underwriters listed below ("Lehman Brothers Holdings" and, together with the Settlement Trust, the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares offered hereby.

    Of the 12,000,000 shares being offered hereby, 10,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined herein) and 2,000,000 shares are being offered concurrently outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offering") by the International Managers (as defined herein and, together with the U.S. Underwriters, the "Underwriters"). The offering price and underwriting discounts and commissions per share in the U.S. Offering and the International Offering are identical. See "Underwriting."
                            ------------------------

    SEE "CERTAIN RISK FACTORS" COMMENCING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.

    The Company's Common Stock is listed on the The New York Stock Exchange, Inc. (the "NYSE") under the symbol "WLT." The Company's Common Stock was previously quoted on the Nasdaq National Market under the symbol "WLTR." On January 13, 1998, the last reported sale price of the Common Stock on the NYSE was $19 13/16 per share.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                PRICE TO         DISCOUNTS AND          SELLING
                                                                 PUBLIC          COMMISSIONS(1)     STOCKHOLDERS(2)
Per Share................................................          $                   $                   $
Total(3).................................................  $                   $                   $

(1) The Selling Stockholders and the Company have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) The Company will pay all fees and expenses related to the Offering,
    estimated at $     .
(3) The Settlement Trust has granted the U.S. Underwriters and the International Managers a 30-day option to purchase up to an additional 1,800,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
    Selling Stockholders, will be $        , $        and $        ,
    respectively. See "Underwriting."
                         ------------------------------

    The Shares offered by this Prospectus Supplement are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and to acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of certificates for the Shares will be made at the offices of Lehman Brothers Inc.
in New York, New York, on or about            , 1998.
                            ------------------------

                               JOINT BOOKRUNNERS

LEHMAN BROTHERS                                     DONALDSON, LUFKIN & JENRETTE
                                                                     SECURITIES
CORPORATION

         MERRILL LYNCH& CO.
                          SALOMON SMITH BARNEY
                                ARNHOLD AND S. BLEICHROEDER, INC.

           , 1998

   [Inside Front and Inside Back Cover Artwork: Photographs of the Company's
                            facilities and products]

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE PURCHASE OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION) INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, IN THE ACCOMPANYING PROSPECTUS, OR INCORPORATED BY REFERENCE THEREIN. UNLESS OTHERWISE SPECIFIED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" OR "WALTER INDUSTRIES" MEAN WALTER INDUSTRIES, INC. AND ITS SUBSIDIARIES. THE COMPANY'S FISCAL YEAR ENDS ON MAY 31 OF EACH CALENDAR YEAR. REFERENCES TO "FISCAL 1996," "FISCAL 1997" AND "FISCAL 1998" RELATE TO THE FISCAL YEAR ENDING MAY 31, 1996, MAY 31, 1997 AND MAY 31, 1998, RESPECTIVELY. REFERENCES TO PRO FORMA FINANCIAL INFORMATION GIVE PRO FORMA EFFECT TO THE COMPANY'S ACQUISITION OF APPLIED INDUSTRIAL MATERIALS CORPORATION ON OCTOBER 15, 1997 AS IF SUCH ACQUISITION OCCURRED AT THE BEGINNING OF THE PERIOD DISCUSSED (IN THE CASE OF STATEMENT OF OPERATIONS DATA) OR AS OF THE DATE DISCUSSED (IN THE CASE OF BALANCE SHEET DATA).

                                  THE COMPANY

    Walter Industries is a diversified holding company with five operating groups: Homebuilding and Financing, Energy Services, Water Transmission Products, Natural Resources and Industrial Products. The Company's strategy is to focus on businesses that have strong competitive positions based on highly specialized operations and which provide a balanced, complementary mix of revenues and profits. The Company's operating groups are outlined in the following table and further described below.

                                                                                                    PERCENT OF FISCAL
                                                                                                     1997 PRO FORMA
GROUP                                PRINCIPAL SUBSIDIARIES                 DESCRIPTION                  REVENUE
-------------------------------  -------------------------------  -------------------------------  -------------------
Homebuilding and Financing       Jim Walter Homes, Inc.           Residential homebuilding                     23%
                                 Mid-State Homes, Inc.            Mortgage servicing

Energy Services                  Applied Industrial Materials     Industrial carbon products,                  23%
                                   Corporation                    related services and metals

Water Transmission Products      United States Pipe and Foundry   Ductile iron pressure pipe and               21%
                                   Company, Inc.                  industrial castings

Natural Resources                Jim Walter Resources, Inc.       Coal mining and degasification               18%

Industrial Products              JW Aluminum Company              Aluminum foil and sheet                      15%

                                 Sloss Industries Corporation     Furnace and foundry coke, slag
                                                                  wool and specialty chemicals

HOMEBUILDING AND FINANCING

    BUSINESS. The Homebuilding and Financing Group, which accounted for 23% of the Company's fiscal 1997 pro forma revenues and 49% of its fiscal 1997 pro forma group operating income, is engaged primarily in homebuilding and related financing activities. Jim Walter Homes, Inc. ("Jim Walter Homes") markets and supervises the construction of detached, single-family residential homes and (together with its predecessor) has completed over 325,000 homes since its inception in 1946. Jim Walter Homes targets customers seeking to build low to moderately priced homes, offering an affordable, conventionally built home on the customer's own lot, with fixed rate financing and no closing costs. Currently, 96% of homebuilding customers take advantage of Jim Walter Homes' mortgage financing.

    All of the mortgages originated by Jim Walter Homes are sold to Mid-State Homes, Inc. ("Mid-State Homes"), which was established in 1958 to purchase mortgage instalment notes on homes constructed and sold by Jim Walter Homes and to service such mortgages. After seasoning, substantially all such mortgages are securitized through collateralized mortgage obligations. Homes purchased with credit arranged by Jim Walter Homes must be constructed on land owned free and clear by the purchaser and are secured through a first mortgage or deed of trust with a lien on both the land and the home to be built. The land value must equal at least 10% of the home's purchase price. Mid-State Homes currently services approximately 71,000 mortgages with a gross value of $4.27 billion. The aggregate amount of instalment notes receivable having at least one payment 90 days or more delinquent was only 2.94% as of November 30, 1997. This captive financing portfolio provides the Company with a steady revenue stream.

    COMPETITIVE STRENGTHS. For the year ended December 31, 1996, Jim Walter Homes was the nation's leading builder of "on-your-lot" detached single-family homes, and the eleventh largest builder of single-family detached housing. Jim Walter Homes' strategy is to compete in a specific segment of the housing market by offering customers quality traditionally-built homes at affordable prices with favorable financing and no closing costs. Jim Walter Homes builds homes in 24 states and concentrates its activities in the southern United States where weather permits year-round construction. Jim Walter Homes currently operates 114 branch offices, substantially all of which include model home display parks, and plans to open several new model home parks in new markets in 1998. Jim Walter Homes does not engage in any speculative building or land development, hold inventories of unsold homes, or undertake construction without a firm contract.

    GROWTH OPPORTUNITIES. Jim Walter Homes intends to achieve growth through internally driven geographic expansion (in states such as Nevada, Colorado, Kansas and Pennsylvania) and strategic acquisitions of other homebuilders that enable the Company to (i) penetrate new geographic markets, (ii) further develop existing markets and (iii) broaden its product line. In June 1997, the Company increased its operations in Texas through the acquisition of Neatherlin Homes, Inc. This acquisition also expanded the Company's product line to include larger homes with more amenities.

ENERGY SERVICES

    BUSINESS. Applied Industrial Materials Corporation ("AIMCOR") is a leading international provider of products and outsourcing services to both the petroleum industry and to the steel, foundry and aluminum industries through its Carbon Products Division, and is also a leading supplier of ferrosilicon in the southeastern United States through its Metals Division. AIMCOR accounted for 23% of the Company's fiscal 1997 pro forma revenues and 14% of its fiscal 1997 pro forma group operating income.

    CARBON PRODUCTS DIVISION.

    The Carbon Products Division removes petroleum coke (or "petcoke"), a by-product of the oil refining process, from refineries and provides value-added services, such as cutting, stockpiling, handling, distribution, terminal services and shipping for these materials. These bulk raw materials are handled, blended, processed, manufactured, warehoused and delivered to industrial markets throughout the world from a variety of global sources as discrete products and services targeted to meet individual customer needs. Petcoke is used in industrial furnaces, cement kilns, steel plants, foundries, paper mills, cogeneration plants and home heating. Calcined coke is low sulfur petcoke which has been further processed to remove gases and moisture, and is used as the primary material (for which there is no economic substitute) in anodes for the smelting of aluminum. The Carbon Products Division conducts its activities through 14 offices, seven terminals and 12 major inventory sites worldwide.

    METALS DIVISION.

    The Metals Division is comprised of four distinct but related businesses which manufacture and market ferrosilicon, ferrovanadium, ferromolybdenum, metallurgical process materials, fluorspar and various other ferroalloys on both an agency and trading basis.

    Historically, over 90% of domestic consumption in ferrosilicon has gone directly to the production of steel and cast iron and, as a result, the industry is largely affected by the relative strength of the domestic steel industry and its end-markets. A number of fundamental structural changes have occurred in the ferrosilicon market limiting available supply and the Company believes that because of these changes the outlook for the ferrosilicon market is favorable.

    The production of raw steel typically accounts for approximately 85% of global ferrovanadium consumption and, as such, the demand for ferrovanadium follows closely the demand for tool steel and other high strength, low alloy steel. Due to the favorable consumption and production outlook for these steels, the Company believes the future for the ferrovanadium market is also positive.

    COMPETITIVE STRENGTHS. The Company believes that AIMCOR controls more than 25% of the world's petcoke market, 60% of the United States West Coast low sulfur petcoke supply and 36% of the total United States export petcoke market, shipping approximately 7 million tons of petcoke annually. Barriers to entry in the petcoke products and services industry are significant. AIMCOR's market presence and significant long-term contracts provide a strong competitive advantage.

    The Company's value-added approach has distinguished it as a leader in businesses that many competitors treat in a commodity-like manner. AIMCOR has marketed petcoke products for over thirty years. It maintains strong relationships with all major United States oil refiners and has an in-depth knowledge of the end-user markets.

    GROWTH OPPORTUNITIES. AIMCOR intends to pursue growth through geographic expansion of its terminals and services business, increased supply volumes from new refinery installations and targeted acquisitions. The Company also expects to grow through expansion of its products and services to include products such as ammonium sulfite, fertilizers and other "white products." Increased sales of calcined coke are expected to come from increasing the volume commitments of current suppliers and an investment in Rain Calcining Ltd., a combination petcoke calciner and power plant in India.

WATER TRANSMISSION PRODUCTS

    BUSINESS. United States Pipe and Foundry Company, Inc. ("U.S. Pipe"), which accounted for 21% of the Company's fiscal 1997 pro forma revenues and 8% of its fiscal 1997 pro forma group operating income, is one of the largest domestic manufacturers of ductile iron pressure pipe and fittings. U.S. Pipe manufactures and sells a complete line of ductile iron pressure pipe (ranging from 4 inches to 64 inches in diameter, at lengths up to 20 feet), pipe fittings, valves and hydrants. U.S. Pipe operates six manufacturing plants and is organized in two operating divisions, the Pressure Pipe Division and the Castings Division. Approximately 70-75% of the ductile iron pressure pipe produced by U.S. Pipe is used in the transmission and distribution of potable water and the remaining 25-30% is used in the transmission of waste water or for industrial applications. U.S. Pipe has 36 regional sales offices in leased office space in the United States.

    COMPETITIVE STRENGTHS. U.S. Pipe offers the broadest range of ductile iron pressure pipe and related products and is a leader in restrained joint technology with numerous patents for its proprietary pipe fittings, valve and hydrant products. U.S. Pipe sells its products to contractors, water works distributors, municipalities and private utilities through 36 offices, offering broad market coverage throughout the United States. In addition, U.S. Pipe's plants are located close to important markets, which reduces freight costs and makes U.S. Pipe's products more competitive.

    GROWTH OPPORTUNITIES. New management initiatives and improvements in manufacturing processes represent opportunities for internal growth. In addition, the Company has experienced a strong level of demand in the replacement market and believes that the growth of the replacement market will accelerate as a result of anticipated major expenditures by governmental entities, such as the New York, Boston, Washington, D.C., Atlanta and Philadelphia municipalities, to rehabilitate aging water transmission systems. Safe Drinking Water Act amendments, signed into law in 1996, mandate that communities nationwide upgrade their water transmission systems over the next 20 years in order to comply with new federal water quality standards. A study by the Environmental Protection Agency estimates that a minimum of $138 billion is needed for these improvements, including $77 billion for the replacement of deteriorating potable water transmission and distribution systems. The Company believes that this represents a significant growth opportunity and that it is well positioned to take advantage of this opportunity. More than half of U.S. Pipe's products are geared toward the new residential markets and the Company believes that continued strength in the single-family housing market, projected to maintain a steady upward trend through the turn of the century, will provide additional growth opportunities.

    The Company also expects to continue to expand internationally. In June 1997, the Ministry of Electricity and Water of Qatar awarded U.S. Pipe a contract for the supply of approximately 35,000 tons of ductile iron pipe and 500 tons of fittings. Deliveries under the contract are scheduled over the next twelve months.

NATURAL RESOURCES

    BUSINESS. The Natural Resources Group, which accounted for 18% of the Company's fiscal 1997 pro forma revenues and 16% of its fiscal 1997 pro forma group operating income, conducts its operations primarily through the Mining Division and the De-Gas Division of Jim Walter Resources, Inc. ("Jim Walter Resources"). Jim Walter Resources mines and sells coal from its four deep-shaft mines in Alabama, located between Birmingham and Tuscaloosa, which have an annual rated capacity of approximately 9.7 million tons and 208 million tons of recoverable reserves. The Mining Division's mines extract high quality coal from the Blue Creek coal seam. Blue Creek coal can be sold either as metallurgical coal, used to produce coke, or as compliance steam coal, used by electric utilities. The De-Gas Division, through a joint venture which commenced operations in 1981, extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources, thereby increasing mine productivity and safety. Extraction is accomplished by drilling wells in advance of and in conjunction with the mining operations.

    Of the Mining Division's 9.7 million tons of annual rated capacity, 4.88 million to 5.10 million are sold under long-term contracts, including a long-term contract with Alabama Power Company ("Alabama Power") which expires in August 1999 to sell 4.0 million tons of compliance steam coal per year at prices which are currently significantly above market prices for metallurgical coal as well as compliance steam coal. The residual supply is sold under short term contracts or on the spot market. The Company intends to take advantage of the high quality of its coal by increasing its sales after August 1999 to the metallurgical coal market, which the Company believes will offer the opportunity to diversify its customer base. The Company has embarked on a cost cutting program intended to reduce operating costs at the Mining Division by 20% from fiscal 1997 levels over the next three years. See "Certain Risk Factors--Risk of Business Downturn; Expiration of Long-Term Contract" in the accompanying Prospectus and "Business-- Natural Resources--Mining Division" in this Prospectus Supplement.

    COMPETITIVE STRENGTHS. Recognized internationally for its quality and consistency, Blue Creek coal offers high coking strength with low coking pressure, low sulfur and low-to-medium ash content with high BTU values. Jim Walter Resources' ability to export its products to overseas markets, such as Argentina, Belgium, Brazil, France, Germany, Japan, Mexico, Turkey and the United Kingdom, is facilitated by its proximity to the Port of Mobile, Alabama, which has a terminal suited for coal transportation.

INDUSTRIAL PRODUCTS

    BUSINESS. The Industrial Products Group, which accounted for 15% of the Company's fiscal 1997 pro forma revenues and 13% of its fiscal 1997 pro forma group operating income, consists primarily of JW Aluminum Company ("JW Aluminum") and Sloss Industries Corporation ("Sloss Industries"). The Industrial Products Group is also engaged in additional manufacturing operations through several other smaller subsidiaries.

    JW ALUMINUM.

    JW Aluminum is a leading producer of custom-coated fin stock, used in heating and air conditioning applications, and telecommunications cable wrap. JW Aluminum's other foil and sheet products are used in a variety of applications such as lithoplate for newspaper printing and as a facer on foam insulation products. Aluminum sheet products are primarily used for general building applications such as siding, gutters, downspouts, roofing, mobile home siding and skirting, residential siding and window components.

    JW Aluminum sold 135.6 million pounds of aluminum products in fiscal 1997, of which 27% was in the form of sheet products and 73% in the form of foil products. JW Aluminum has focused on directing its product mix towards higher value-added products such as fin stock, where quality and service are relied upon more than price-driven commodity products.

    SLOSS INDUSTRIES.

    Sloss Industries is a diversified manufacturing operation with four major product lines comprised of foundry coke, furnace coke, slag wool and specialty chemicals.

    Foundry coke is marketed to plants and foundries that produce ductile iron pipe and castings for the automotive and agricultural equipment industries, including U.S. Pipe. Furnace coke is sold to the domestic steel industry for producing steel in blast furnaces. Slag wool is utilized for acoustical ceiling tile, with further processed fiber used in friction materials and thermoplastic molding compounds. Specialty chemicals are manufactured in two Alabama plants specializing in aromatic sulfonic acids, sulfonyl chlorides, and other specialty chemicals used in the rubber and plastics industries.

    COMPETITIVE STRENGTHS. JW Aluminum is an industry leader in markets such as custom-coated fin stock, used in heating and air conditioning applications, and cable wrap for the telecommunications industry. JW Aluminum is and will continue to be strategically focused on value-added fabrications for niche markets. The Company believes it is a low-cost producer because it utilizes a continuous-cast method of production.

    GROWTH OPPORTUNITIES. Driven by strong customer demand for its products, JW Aluminum recently commenced a two-year $31 million expansion project that will increase capacity by 60% by the end of fiscal 1999. Growth at Sloss Industries will be driven primarily through selective acquisitions.

COMPANY HISTORY

    The Company was organized in 1987 by a group of investors led by Kohlberg Kravis Roberts & Co., L.P. for the purpose of acquiring Jim Walter Corporation, a Florida corporation ("Original Jim Walter"). The Company and its subsidiaries and certain other persons were the subject of litigation involving persons claiming asbestos-related damages against The Celotex Corporation ("Celotex"), a former subsidiary of Original Jim Walter. The Company and Celotex were parties to separate bankruptcy proceedings pursuant to which the respective bankruptcy courts approved the settlement of the asbestos-related litigation and issued injunctions barring future asbestos-related litigation related to Celotex against the Company. SEE "The Company--Recent History" and "Certain Risk Factors--Asbestos-Related Litigation Settlements" in the accompanying Prospectus.

                                  THE OFFERING

Shares to be sold in the            12,000,000(1)
 Offering.........................

Shares of Common Stock to be
 outstanding following the
 consummation of the Offering.....  53,704,690(2)

Use of Proceeds...................  The Shares offered hereby will be sold on behalf of the
                                    Selling Stockholders. The Company will not receive any
                                     of the proceeds from the Offering.

Dividend Policy...................  The Company has not paid cash dividends on its Common
                                     Stock and currently has no intention of paying any cash
                                     dividends on its Common Stock. See "Risk Factors--
                                     Dividend Policy" in the accompanying Prospectus.

NYSE Symbol.......................  "WLT"

------------------------------

(1) Does not include 1,800,000 shares of Common Stock subject to the over-allotment options granted to the U.S. Underwriters and the International Managers by the Settlement Trust. See "Underwriting."

(2) As of December 31, 1997. Does not include 5,961,940 shares of Common Stock issuable upon the exercise of options granted or which can be granted in the future to employees pursuant to the Company's Amended 1995 Long-Term Incentive Stock Plan (the "Incentive Plan"). As of December 31, 1997, 3,425,900 options were outstanding at exercise prices ranging from $12.31 to $19.78.

                         SUMMARY FINANCIAL INFORMATION

    The following statement of operations and additional financial data of the Company for the fiscal years ended May 31, 1995, 1996 and 1997 have been derived from and should be read in conjunction with the Company's audited financial statements and the notes thereto. Such financial statements have been audited by Price Waterhouse LLP, independent accountants, as stated in their report thereon and are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended May 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A. The following statement of operations data and additional financial data of the Company for the six months ended November 30, 1996 and 1997 have been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements of the Company have been prepared on the same basis as the audited financial statements incorporated by reference herein and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods, which adjustments are only of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year.

    The pro forma statement of operations data and additional financial data are derived from and should be read in conjunction with the Company's unaudited pro forma financial information and the notes thereto which are incorporated herein by reference to the Company's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 29, 1997. The pro forma statement of operations data and additional financial data for the six months ended November 30, 1997 and the fiscal year ended May 31, 1997 have been prepared as if the acquisition of AIMCOR had been consummated at the beginning of the period presented (in the case of income statement data) or at the period-end date (in the case of balance sheet data). The pro forma data are not necessarily indicative of the financial conditions or results of operations that would have occurred or that will occur in the future.

                                                                                                         SIX MONTHS ENDED
                                                             FISCAL YEARS ENDED MAY 31,                    NOVEMBER 30,
                                                 --------------------------------------------------  ------------------------
                                                                                         PRO FORMA
                                                    1995         1996         1997         1997         1996         1997
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA AND AMOUNTS REFERENCED IN
                                                                                  FOOTNOTES)

STATEMENT OF OPERATIONS DATA:

Sales and revenues.............................  $ 1,442,322  $ 1,485,635  $ 1,507,061  $ 1,947,761  $   767,559  $   847,402

Cost of sales (exclusive of depreciation)......      951,381      987,354      980,235    1,348,006      499,372      564,887

Depreciation and depletion.....................       72,037       74,341       71,814       79,815       36,777       37,710

Amortization of goodwill.......................       40,027       39,096       34,870       43,482       17,832       18,186

Selling, general and administrative expenses...      135,101      140,207      148,043      176,436       70,668       74,957

Post retirement health benefits................       25,961       27,129       22,710       22,710       12,872       11,130

Interest and amortization of debt expense(1):

  Mortgage-backed/Asset-backed notes...........       96,432      156,318      152,094      152,094       77,017       78,185

  Other senior debt............................      208,116       52,372       27,197       47,309       15,250       14,726

Chapter 11 costs...............................      442,362      --           --           --           --           --

Long-lived asset impairment(2).................      --           143,265      --           --           --           --

Income before taxes(3).........................     (529,095)    (134,447)      70,098       77,909       37,771       47,621

Income tax expense (benefit)...................     (170,450)     (55,155)      32,981       35,715       20,026       20,915

Income (loss) before extraordinary item
  (2)(4)(5)....................................     (358,645)     (79,292)      37,117       42,194       17,745       26,706

Net income (loss)..............................     (358,645)     (84,696)      37,117       39,331       17,745       24,043

Net income (loss) per share:

Income (loss) before extraordinary item........        (7.10)       (1.56)         .67          .76          .32          .49

Extraordinary item (4)(5)......................           --         (.10)          --         (.05)          --         (.05)
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Net income (loss)..............................        (7.10)       (1.66)         .67          .71          .32          .44
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Number of shares used in calculation of income
  (loss) per share.............................   50,494,313   50,988,195   55,039,347   55,039,347   54,935,714   54,707,463
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

ADDITIONAL FINANCIAL DATA(6):

Gross capital expenditures.....................  $    91,317  $    83,523  $   101,755  $   105,552  $    49,674  $    44,221

Net property, plant and equipment..............      662,792      541,536      568,176      644,725      551,750      650,175

Total assets...................................    3,245,153    3,091,377    3,027,385    3,516,979    3,003,477    3,529,931

Long-term senior debt:

  Mortgage-backed/Asset-backed notes...........    1,726,370    1,791,946    1,752,125    1,820,464    1,762,343    1,817,123

  Other senior debt............................      494,000      419,350      313,450      692,271      357,750      697,520

Stockholders' equity...........................      360,774      276,694      319,412      309,302      294,434      322,369


                                                  PRO FORMA
                                                    1997
                                                 -----------

STATEMENT OF OPERATIONS DATA:
Sales and revenues.............................  $ 1,004,913
Cost of sales (exclusive of depreciation)......      691,677
Depreciation and depletion.....................       40,133
Amortization of goodwill.......................       21,057
Selling, general and administrative expenses...       84,998
Post retirement health benefits................       11,130
Interest and amortization of debt expense(1):
  Mortgage-backed/Asset-backed notes...........       78,185
  Other senior debt............................       23,693
Chapter 11 costs...............................      --
Long-lived asset impairment(2).................      --
Income before taxes(3).........................       54,040
Income tax expense (benefit)...................       23,161
Income (loss) before extraordinary item
  (2)(4)(5)....................................       30,878
Net income (loss)..............................       28,184
Net income (loss) per share:
Income (loss) before extraordinary item........          .52
Extraordinary item (4)(5)......................         (.05)
                                                 -----------
Net income (loss)..............................          .47
                                                 -----------
                                                 -----------
Number of shares used in calculation of income
  (loss) per share.............................   54,707,463
                                                 -----------
                                                 -----------
ADDITIONAL FINANCIAL DATA(6):
Gross capital expenditures.....................  $    45,591
Net property, plant and equipment..............      (7)
Total assets...................................      (7)
Long-term senior debt:
  Mortgage-backed/Asset-backed notes...........      (7)
  Other senior debt............................      (7)
Stockholders' equity...........................      (7)

------------------------
(1) The Company recorded additional interest and amortization of debt discount and expense of $141.4 million related to the consummation of the Company's Amended Joint Plan of Reorganization (the "Consensual Plan") in fiscal 1995.

(2) The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("FASB 121") during fiscal 1996.

(3) Contributions to group operating income for fiscal 1997 and pro forma fiscal 1997 (after giving effect to the AIMCOR acquisition) were $144.7 million and $168.9 million, respectively. For further details, see Note 15 of the audited financial statements in the Company's amended Annual Report for the fiscal year ended May 31, 1997 on Form 10-K/A.

(4) Extraordinary item consists of redemption premium and write-off of unamortized debt expense of $8.3 million ($5.4 million after tax) related to early repayment of the Company's 12.19% Series B Senior Notes Due 2000, which were issued pursuant to the Consensual Plan, and a $150 million bank credit facility during fiscal 1996.

(5) Extraordinary item consists of write-off of unamortized debt expense related to the refinancing of bank credit facilities in conjunction with the AIMCOR acquisition for the six months ended November 30, 1997 and pro forma fiscal 1997.

(6) Pro forma fiscal 1997 balance sheet amounts are as of August 31, 1997, the most recent balance sheet available at the time of the AIMCOR acquisition.

(7) Pro forma November 30, 1997 balance sheet information is identical to the historical November 30, 1997 balance sheet information as the AIMCOR acquisition was consummated before that date.

                    PRIVATE SECURITIES LITIGATION REFORM ACT
                             SAFE HARBOR STATEMENT

    This Prospectus Supplement contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that is based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus Supplement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Certain Risk Factors" in the accompanying Prospectus. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    BUSINESS

GENERAL

    Walter Industries is a diversified holding company with five operating groups: Homebuilding and Financing, Energy Services, Water Transmission Products, Natural Resources and Industrial Products. The Company's strategy is to focus on businesses that have strong competitive positions based on highly specialized operations and which provide a balanced, complementary mix of revenues and profits.

HOMEBUILDING AND FINANCING

    JIM WALTER HOMES

    Jim Walter Homes, headquartered in the Walter Industries building in Tampa, Florida, markets and supervises the construction of detached, single-family residential homes, primarily in the southern United States where the weather permits year-round construction, and provides mortgage financing on such homes. Jim Walter Homes has concentrated on the low to moderately priced segment of the housing market. Over 325,000 homes have been completed by Jim Walter Homes and its predecessor since 1946.

    Jim Walter Homes' products consist of more than 30 models of conventionally built homes, built of wood on concrete foundations or wood pilings, and ranging in size from approximately 640 to 1,900 square feet. Each home is completely finished on the outside and is unfinished on the inside except for rough floors, ceiling joists, partition studding and closet framing. The buyer may elect to purchase optional interior components, including installation thereof, such as plumbing and electrical materials, heating and air conditioning, wallboard, interior doors, interior trim and floor finishing. A buyer selecting all options receives a home considered to be "90% complete," excluding landscaping and utility connections. Shell homes are those which are completely finished on the outside with the inside containing only rough floors, ceiling joists, partition studding and closet framing, but not interior wallboard, floor finishing, plumbing, electrical wiring and fixtures, doors and cabinetry. The remaining units are sold at varying "in-between" stages of interior finishing. Jim Walter Homes builds all of its homes "on site" and only after a building contract has been entered into and Jim Walter Homes is satisfied that the customer has clear title to the land and the site is suitable for building. The following chart shows the unit sales volume of Jim Walter Homes and the percent of homes sold in the three stages of completion for fiscal years ended May 31, 1997, 1996 and 1995.

                                                                   PERCENT OF UNIT SALES
                                             ------------------------------------------------------------------
FISCAL YEAR ENDED MAY 31,                     UNITS BUILT      SHELL       VARIOUS STAGES       90% COMPLETE
-------------------------------------------  -------------     -----     -------------------  -----------------
  1997.....................................        3,900            10%               1%                 89%
  1996.....................................        3,760            18                4                  78
  1995.....................................        4,126            25                9                  66

    During the fiscal years 1997, 1996 and 1995 the average net sales price of a home was $47,500, $42,300 and $40,200, respectively.

    Jim Walter Homes' backlog as of May 31, 1997 was 1,972 units compared to 1,957 units at May 31, 1996. The average time to construct a home ranges from four to twelve weeks.

    Jim Walter Homes' currently operates 114 branch offices located in 19 states (Alabama, Arizona, Arkansas, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, Missouri, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia). In addition, Jim Walter Homes serves five adjoining states (Delaware, Illinois, Kansas, Maryland and Pennsylvania). Accordingly, these operations are not subject to significant concentrations of credit risks. Of such branch offices, approximately 79% are owned, with the balance on leased land. Substantially all of these branch offices serve as "display parks" which are designed to allow customers to view actual models completed to the various stages of interior finishing available. Jim Walter Homes currently plans to open several new model home parks in new markets in 1998. Jim Walter Homes intends to achieve growth through internally driven geographic expansion (in states such as Nevada, Colorado, Kansas and Pennsylvania) and strategic acquisitions of other homebuilders that enable the Company to (i) penetrate new geographic markets,
(ii) further develop existing markets and (iii) broaden its product line. In June 1997, the Company increased its operations in Texas through the acquisition of Neatherlin Homes, Inc. This acquisition also expanded the Company's product line to include larger homes with more amenities.

    Jim Walter Homes does not own or acquire land for purposes of its operations and is not a land developer. The actual construction of all homes sold by Jim Walter Homes is done by local building contractors with their own crews, pursuant to subcontracts executed in connection with each home, and inspected by Jim Walter Homes' supervisory personnel. Jim Walter Homes maintains 32 regional warehouses near each of its district offices from which a portion of the necessary building materials may be obtained; the balance of building materials is purchased locally.

    Approximately 96% of the homes Jim Walter Homes sells are purchased with financing it arranges. Jim Walter Homes offers qualified customers a fixed interest rate mortgage without requiring a down payment and does not charge add-ons such as closing costs, points, credit service fees or private mortgage insurance.

    Jim Walter Homes offers credit terms for up to a maximum of 30 years, usually for 100% of the purchase price of the home and currently carry an 8.5% "annual percentage rate." In December 1995, Jim Walter Homes reduced its financing rate from 10% to 8.5% for its "90% complete" homes on a trial basis and in March 1996 began formally advertising the lower rate. Jim Walter Homes extended the 8.5% financing rate to the remainder of its product line ("shell" and homes sold at various "in between" stages of interior finishing) in the fourth quarter of fiscal 1997. The 10% "annual percentage rate" had been in effect since 1979.

    To qualify for financing, a potential customer must provide information concerning his or her monthly income and employment history as well as a legal description of and evidence that the customer owns the land on which the home is to be built. A customer's income and employment usually are verified through telephone conversations with the customer's employer and by examining his or her pay stubs, W-2 forms or, if the customer is self-employed, income tax returns. An applicant must have a minimum of one year's continuous employment or, if there has been a change in employment, the new job must be in the same field of work. Only a small percentage of secondary income (second jobs or part-time work) is utilized in qualifying applicants. Ownership of the land is verified by examining the title record. In addition, Jim Walter Homes' credit department obtains a credit report. Particular attention is paid to the credit information for the most recent three to five years. Attention is also given to the customer's total indebtedness and total other monthly payments on a judgmental basis by the credit department. The customer's credit standing is considered favorable if the employment history, income and credit report meet the aforementioned criteria. If a favorable report is obtained and the required monthly payment does not exceed 25% of the customer's monthly gross income, the application usually is approved and a building or instalment sale contract is executed, a title report is ordered and frequently a survey of the property is made. Surveys are performed by independent registered surveyors when, in the opinion of Jim Walter Homes, additional information beyond examination of the title record is needed. Such additional information is primarily concerned with verification of legal description, ownership of land and existence of any encroachments. Jim Walter Homes does not obtain appraisals or title insurance. Although consideration is given to the ratio of the amount financed to the estimated value of the home and the land securing such amount, there is no explicit appraisal-based loan-to-value test. However, there is a requirement that the value of the lot on which the home is to be built, as estimated solely on the basis of Jim Walter Homes' mortgage servicing division employees' experience and knowledge, be at least equal to 10% of the cash selling price of the home.

    The building and instalment sale contract is subject to (i) except in the State of Texas, executing a promissory note which is secured by a first lien on the land and the home to be built, (ii) executing a mortgage, deed of trust, mechanic's lien contract or other security instrument, (iii) receiving a satisfactory title report, (iv) inspecting the land to determine that it is suitable for building and (v) obtaining required permits. Although the mortgages, deeds of trust and similar security instruments constitute a first lien on the land and the home to be built, such security instruments are not insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise insured or guaranteed.

    Prior to occupancy of the new home, the buyer must complete the utility hook-ups and any of the other components not purchased from Jim Walter Homes, arrange for the final building inspection and, if required, obtain a certificate of occupancy. The costs to complete a new home depends on the stage of completion of the home purchased and whether public water and sewer systems are available or wells and septic tanks must be installed. Such costs could range from $2,000-$3,000 to $30,000-$40,000.

    Upon completion of construction of a new home to the agreed-upon percentage of completion, Jim Walter Homes sells the building and instalment sale contract, the note and the related mortgage, deed of trust or other security instrument to Mid-State Homes in the ordinary course of business pursuant to an Agreement of Purchase and Sale of Instalment Obligations and Servicing of Delinquent Accounts. Pursuant to this agreement, Jim Walter Homes provides field servicing on all delinquent payments, including collection of delinquent payments, recommendations of foreclosure, foreclosure and resale of foreclosed properties.

    The favorable financing offered by Jim Walter Homes normally has tended to increase unit volume in times of high interest rates and limited availability of mortgage financing funds. As a result, Jim Walter Homes' volume of home sales has tended to be counter-cyclical to national home construction activity. Also, in times of low interest rates and high availability of mortgage funds, additional competition is able to enter the market.

    The single-family residential housing industry is highly competitive. Jim Walter Homes competes in each of its market areas on the basis of price, design, finishing options and accessibility to financing with numerous home builders ranging from regional and national firms to small local companies. Jim Walter Homes also competes with manufactured housing. Jim Walter Homes' strategy is to compete in a specific segment of the housing market by offering customers quality traditionally-built homes at affordable prices with favorable financing and no closing costs. For the calendar year 1996, Jim Walter Homes was the eleventh largest builder of detached single-family homes in the United States. However, because there are so many firms engaged in the single-family homebuilding industry, Jim Walter Homes accounted for less than 1% of all new detached for sale homes built in 1996.

    MID-STATE HOMES

    Mid-State Homes, headquartered in the Walter Industries building in Tampa, Florida, was established in 1958 to purchase mortgage instalment notes from Jim Walter Homes on homes constructed and sold by Jim Walter Homes and to service such mortgage instalment notes. Mid-State Trust II ("Trust II"), Mid-State Trust III ("Trust III"), Mid-State Trust IV ("Trust IV"), Mid-State Trust V ("Trust V") and Mid-State Trust VI ("Trust VI") are Delaware business trusts organized by Mid-State Homes, which owns all of the beneficial interest in Trust III, Trust IV, Trust V and Trust VI. Trust IV owns all of the beneficial interest in Trust II.

    In April 1988, Mid-State Homes sold to Trust II instalment notes and mortgages which it had acquired from Jim Walter Homes through February 29, 1988 having a gross amount of approximately $3.376 billion and an aggregate outstanding economic balance of approximately $1.750 billion pursuant to a purchase and sales agreement, in exchange for a purchase price of $1.327 billion, representing the net cash proceeds from the public offering of $1.450 billion aggregate face amount of mortgage-backed notes ("Trust II Mortgage-Backed Notes") of Trust II after paying the expenses associated with the sale of such Trust II

Mortgage-Backed Notes. The outstanding balance of such Trust II Mortgage-Backed Notes at November 30, 1997 was $366.5 million. At November 30, 1997, such Trust II instalment notes and mortgages had a gross book value of $874.3 million and an economic balance of $555.2 million.

    Under the Trust II indenture for the Trust II Mortgage-Backed Notes, if certain criteria as to performance of the pledged instalment notes are met, Trust II is allowed to make quarterly distributions of cash to Trust IV, its sole beneficial owner, to the extent that cash collections on such instalment notes exceed Trust II's cash expenditures for its operating expenses, interest expense and mandatory debt payments on its mortgage-backed notes. In addition to the performance-based distributions, the indenture permits distribution of additional excess funds, if any, provided such distributions are consented to by Financial Security Assurance Inc., a monoline property and casualty insurance company and the guarantor of the Trust II Mortgage-Backed Notes. The guarantor has not approved any additional distributions since the January 1, 1995 distribution and such excess funds ($94.2 million at November 30, 1997) remain on deposit with Trust II.

    On July 1, 1992, mortgage instalment notes having a gross amount of $638.1 million and an economic balance of $296.2 million were sold by Mid-State Homes to Trust III in exchange for the net proceeds from the public issuance by Trust III of $249.9 million of asset backed notes ("Trust III Asset Backed Notes"). Net proceeds were used to repay in full all outstanding indebtedness due under a revolving credit facility, with the excess cash used to fund the ongoing operations of the Company and its subsidiaries. The outstanding balance at November 30, 1997 of such Trust III Asset Backed Notes was $102.0 million. At November 30, 1997, such Trust III instalment notes and mortgages had a gross book value of $339.5 million and an economic balance of $184.4 million.

    On March 16, 1995, mortgage instalment notes having a gross amount of $2.020 billion and an economic balance of $826.7 million were sold by Mid-State Homes to Trust IV. In addition, on such date, Mid-State Homes sold its beneficial interest in Trust II to Trust IV. Trust II had a total collateral value of $910.5 million with $605.7 million of Trust II Mortgage-Backed Notes outstanding. These sales were in exchange for the net proceeds from the public issuance by Trust IV of $959.4 million of asset backed notes ("Trust IV Asset Backed Notes"). The outstanding balance at November 30, 1997 of such Trust IV Asset Backed Notes was $809.1 million. At November 30, 1997, such Trust IV instalment notes and mortgages had a gross book value of $1.522 billion and an economic balance of $673.3 million.

    On February 27, 1995, Mid-State Homes established Trust V, a business trust in which Mid-State Homes owns all of the beneficial interest, to provide temporary financing to Mid-State Homes for its current purchases of instalment notes and mortgages from Jim Walter Homes. On March 3, 1995, Trust V entered into the Mid-State Trust V Variable Funding Loan Agreement (the "Trust Variable Funding Loan Agreement") with Enterprise Funding Corporation, an affiliate of NationsBank NA, as lender, and NationsBank NA (Carolinas), as Administrative Agent. The agreement provides for a three-year, $500.0 million credit facility (subsequently reduced to $400.0 million on July 31, 1997) (the "Trust V Variable Funding Loan") secured by the instalment notes and mortgages Trust V purchases from Mid-State Homes. The facility is an evergreen three-year facility with periodic paydowns from the proceeds of permanent financings similar to those done by Trusts II, III, IV and VI. The facility currently matures on March 3, 2000. The outstanding Trust V Variable Funding Loan balance at November 30, 1997 was $115.0 million. At November 30, 1997, the Trust V instalment notes and mortgages had a gross book value of $418.6 million and an economic balance of $162.6 million.

    On June 11, 1997, Mid-State Homes purchased mortgage instalment notes from Trust V having a gross amount of $1.196 billion and an economic balance of $462.3 million. Mid-State Homes subsequently sold such mortgage instalment notes to Trust VI, a business trust organized by Mid-State Homes which owns all of the beneficial interest in Trust VI. These sales were in exchange for the net proceeds from the public issuance of $439.2 million of asset backed notes ("Trust VI Asset Backed Notes"). The Trust VI Asset Backed Notes were issued in four classes, bear interest at rates ranging from 7.34% to 7.79%, and have a final maturity of July 1, 2035. Payments will be made quarterly on January 1, April 1, July 1, and October 1 based on collections on the underlying collateral, less amounts paid for interest on the notes and Trust VI expenses. Net proceeds from the public offering were used primarily to pay down Trust V indebtedness of $384.0 million. The outstanding balance at November 30, 1997 of such Trust VI Asset Backed Notes was $424.5 million. At November 30, 1997, such Trust VI instalment notes and mortgages had a gross book value of $1.116 billion and an economic value of $439.8 million.

    The instalment notes sold by Mid-State Homes to Trusts II, III, IV, V and VI are serviced by Mid-State Homes pursuant to servicing agreements entered into with each trust. Mid-State Homes, in connection with such servicing agreements, has entered into sub-servicing agreements with Jim Walter Homes to provide field servicing such as collections, repossessions and resales.

    The assets of Mid-State Trusts II, III, IV, and VI are not available to satisfy claims of general creditors of Mid-State Homes or the Company and its other subsidiaries. The liabilities of Mid-State Trusts II, III, IV and VI for their publicly issued debt are to be satisfied solely from proceeds of the underlying instalment notes and are non-recourse to Mid-State Homes and the Company and its other subsidiaries.

    The revenues of Mid-State Trusts II, III, IV, V and VI are required by generally accepted accounting principles to be consolidated as part of Mid-State Homes' revenues for financial statement purposes.

    CARDEM INSURANCE

    Cardem Insurance is a Hamilton, Bermuda based offshore reinsurance company. The predominant portion of its business is reinsuring 75% of the risk on fire and extended coverage insurance policies issued by Westchester Insurance Company, an unrelated insurance company. Such insurance policies are with individual owners of homes constructed by Jim Walter Homes.

ENERGY SERVICES

    AIMCOR is a leading international provider of products and outsourcing services to both the petroleum industry and to the steel, foundry and aluminum industries through its Carbon Products Division, and is also a leading supplier of ferrosilicon in the southeastern United States through its Metals Division. Carbon Products is international in scope, while Metals is primarily domestic.

    CARBON PRODUCTS

    AIMCOR markets and distributes a variety of grades of petroleum coke and also applies value-added services to large volumes of petroleum coke and other relatively low-cost bulk raw materials, such as ores, slags and other materials. These bulk raw materials are delivered to industrial markets throughout the world from a variety of global sources as discrete products and services targeted to meet individual customer needs.

    The Carbon Products unit purchases petcoke primarily from oil refiners. Petcoke is a coal-like, high carbon fuel source which is a by-product that is produced when heavy fuel oil is refined into gasoline. The average refinery produces 3,000 to 4,000 tons of petcoke per day. By combining and processing the petcoke produced by several refineries, the Company is able to market larger quantities of consistent quality petcoke, thereby creating a more marketable product than an individual refiner could produce on its own. Petcoke is used in industrial furnaces, cement kilns, steel plants, foundries, paper mills, cogeneration plants and home heating. Calcined coke is low sulfur petcoke which has been further processed to remove gases and moisture, and is used as the primary ingredient (for which there is no economic substitute) in anodes for the smelting of aluminum. The Company believes that AIMCOR controls more than 25% of the world's petcoke market, 60% of the United States West Coast low sulfur supply and 36% of the total United States export market, shipping approximately 7 million metric tons of petcoke annually. When AIMCOR establishes a marketing relationship with a refinery, it is then in a position to provide these value added services. Conversely, when AIMCOR is hired to provide such services, it is in a position to obtain commitments for long-term supply of petcoke.

    AIMCOR has marketed petcoke products for over thirty years. It maintains strong relationships with all major United States oil refiners and has an in-depth knowledge of the end-user markets. AIMCOR's petcoke supply comes primarily from oil refiners on the Gulf Coast (59%) and the West Coast (41%) of the United States. AIMCOR's terminal and services operating group has entered into long-term contracts with leading refiners including Mobil, Shell and Citgo. The top nine suppliers represent 85% of volume for the twelve months ended September 30, 1997. The typical refinery has no means for the handling or storage of this continuously produced by-product and its primary objective is that the Company take possession of the petcoke. Refiners typically sign one or two year take-or-pay contracts with their petcoke handlers and marketers. Under take-or-pay contracts with oil refineries, the Company is contractually obligated to take delivery of all or a certain portion of a refiner's petcoke output. Price reset provisions in the Company's supply contracts typically allow for monthly, bi-monthly, quarterly, or annual price adjustments, based on petcoke's world commodity price. Contractual hardship provisions protect the Company in most cases from precipitous price fluctuations by allowing repricing even more rapidly than contractual reset provisions. In some cases, "net back" provisions require the refiner to pay the Company for the removal of petcoke under certain circumstances.

    The Company limits the duration of forward sales agreements to manage its exposure to adverse price movements. Forward sales at a fixed price generally range from two to four months. The Company may agree to sell petcoke to a customer at a fixed price for as long as a twelve month period, but it typically does so only after a refiner has agreed to supply to the Company a matching quantity of petcoke for the same period. In light of its ability to periodically reset the price per ton paid to petcoke suppliers, the Company's exposure to price fluctuations is largely limited to petcoke held in inventory, and its margin on petcoke sales has remained relatively stable over time.

    AIMCOR markets its products through three operating groups: carbon specialties, carbon fuels and calcined services. The carbon specialties operating group is responsible for the marketing and sale of petcoke primarily for steel/foundry, chemical, special cement, other metallurgical or special fuel applications. The products marketed by this group usually require processing, storage, screening, blending and customized delivery. The petcoke sold for these applications typically has a general specification for sulfur of less than 3%. The carbon fuels operating group is responsible for the marketing and sale of petcoke for use as a fuel in the cement industry and for utilities in the worldwide market. The petcoke sold for these markets typically has a sulfur content above 3%.

    The calcined specialties operating group markets and distributes raw petcoke for calcination and manages the products which either go into or are supplied from calciners. The Company is the largest non-producer distributor of calcined petcoke. In addition, the Company is an equity partner in Rain Calcining, Ltd., a combination petcoke calciner and independent power project in Visakhapatnam, India expected to commence operations in April 1998. The Company will derive revenues from its 5% interest in the joint venture as well as from a marketing arrangement with the joint venture. Calcined petcoke is used as the main carbon source for anodes in aluminum smelting, and is also used in the titanium, steel and foundry industries. Calcined petcoke is reprocessed and, therefore, commands a higher price on the open market, roughly three to four times higher than the regular raw material.

    AIMCOR markets petcoke through a combination of its internal sales force and its strategically located shipping terminals throughout the world. AIMCOR's principal shipping locations are located in Long Beach, California; Texas City, Texas; Rotterdam, Netherlands; Ghent, Belgium; and Red Car, United Kingdom. The Company's sales offices comprise an international network of 14 offices located in ten countries, including Luxembourg, the Netherlands, Germany, England, Japan, Mexico, Brazil, Belgium, Australia, and the United States. Rather than marketing through intermediaries or brokers, AIMCOR maintains direct relationships with most end users through its 56-person sales force (17 domestic, 39 international). This approach allows the Company to develop the optimum petcoke quality that meets the customer's specifications. However, in some markets international trading companies serve as financial intermediaries. The top ten customers for the Carbon Product group represented 42% of total Carbon Product group's total sales in the twelve months ended September 30, 1997, with no single customer accounting for more than 10%.

    The Company also continuously works to convert non-petcoke users to petcoke and to develop new, specialized applications for petcoke products. For example, AIMCOR developed petcoke-based briquettes for home heating. These products are contract manufactured and sold in Western Europe as Pureheat-Registered Trademark- and Ecocalor-Registered Trademark- briquettes. They represent clean-burning, low-ash home heating fuels, replacing traditional, dirtier home fuels such as coal, oil, wood and peat.

    Of the Company's approximately 7 million metric tons of total volume of petcoke for 1997, approximately 95% was exported, primarily to Western Europe, Japan and Asia. AIMCOR has established relationships with overseas industries and identified new users for petcoke, particularly low quality (I.E., high sulfur) grades. For example, AIMCOR has successfully developed a Western European market for the particularly high sulfur (6.5% to 7.0%) petcoke produced by two leading domestic refiners. Cement manufacturers (27%), steel producers (31%), and aluminum producers (calcined coke) (26%) represent the majority (in revenue terms) of the end-users of petcoke products.

    The Carbon Products unit also performs (on a service contract basis) value-added services such as the cutting, blending, inventory management, stock piling and removal of petcoke in the refinery, as well as the handling, warehousing and distribution and shipping of petcoke from the refinery to the terminal and ultimately to the end user. The Company's value-added approach has distinguished it as a leader in business that many competitors treat in a commodity-like manner.

    Like coal and oil, the international petcoke market is dollar-denominated, which serves to limit AIMCOR's exposure to exchange rate fluctuations. Since the United States petcoke supply dominates the international petcoke market, the Company's exchange rate exposure is limited to those few markets where AIMCOR must compete against local sources or in foreign retail markets, such as household fuels. There is also limited currency exposure in countries where AIMCOR maintains its own staff, but this exposure is minimized by sales in domestic currencies and through hedging activities.

    METALS

    The Metals unit is a leading manufacturer and marketer of a variety of ferroalloys, metals, minerals and specialty materials that are used primarily as alloying agents, fluxing agents and/or performance improvement additives in the steelmaking and metal casting production processes in the North American foundry and steel industries. A ferroalloy is a refined combination of iron and one key element.

    The Metals group is comprised of five distinct but related businesses, including two joint ventures, which manufacture and market ferrosilicon, ferrovanadium and ferromolybdenum, metallurgical process materials, fluorspar and various other ferroalloys on both an agency and trading basis.

    As a manufacturer for and supplier to its markets for over 25 years, the Metals unit enjoys strong, long-standing relationships with most of the principal steelmakers in the United States and foundries in the southeast. The top ten customers for the Metals unit represented 51% of total Metals unit sales in the twelve months ended September 30, 1997, with no single customer accounting for more than 12% of total Metals unit sales.

    FERROSILICON. The Company's ferrosilicon business is conducted through Tennessee Alloys Company (the "Joint Venture"), a joint venture between the Company (75%) and Allegheny/Teledyne, a major speciality steel producer (25%), that was established in 1975 to build and operate a 40 megawatt, self-baking electrode furnace located in Bridgeport, Alabama. This facility operates at a current capacity of 33,000 tons of 50% ferrosilicon or 29,000 tons of 75% ferrosilicon. Under the terms of the Joint Venture agreement, the Company and its joint venture partner are obligated to purchase their pro rata share of the output of the facility through the year 2005. The Company resells its share of the output through its sales organization to third party steel producers and foundry operators. As the managing partner, the Company controls the day-to-day operations of the Joint Venture.

    Historically, over 90% of domestic consumption of ferrosilicon has gone directly to the production of steel and cast iron and, as a result, the industry is largely affected by the relative strength of the domestic steel industry and its end-markets. A number of fundamental structural changes have occurred in the ferrosilicon market limiting available supply, and the Company believes that because of these changes the outlook for the ferrosilicon market is favorable.

    FERROVANADIUM. The Company's ferrovanadium business is conducted through Masterloy Products Limited ("Masterloy") located in Ottawa, Canada. Ferrovanadium is an alloying agent used to impart strengthening properties in steel and iron. Masterloy is the only producer of ferrovanadium in Canada and one of only two North American producers engaged in the conversion of vanadium pentoxide (V(2) O(5)) into 80% ferrovanadium. Masterloy also converts molybdenum oxide to ferromolybdenum and markets AIMCOR's United States based products to the Canadian steel industry. Masterloy's ability to produce a high-quality product and a strong preference by Canadian manufacturers to "buy Canadian" have enabled the Company to secure a leading position in the Canadian ferrovanadium market. Masterloy currently serves over 30 accounts in Canada and the United States.

    The production of raw steel typically accounts for approximately 85% of global ferrovanadium consumption and, as such, the demand for ferrovanadium follows closely the demand for tool steel and other high strength, low alloy steel. Due to the favorable consumption and production outlook for these steels, the Company believes the future for the ferrovanadium market is also positive.

    METALLURGICAL PROCESS MATERIALS. The Company's metallurgical process materials operating group produces blends of materials used for the desulfurization of steel and slag conditioning by North American steel producers. The Company focuses its efforts on the production of more complex and customized materials which typically require at least three raw material components (E.G., lime, aluminum and fluorspar) blended in specific ratios to meet customer requirements and sold either as bulk product or bagged in a variety of sizes. The Company also processes and sells acid-grade fluorspar as a finished product. Since its formation in 1990, the Company's metallurgical process materials operating group has experienced significant growth and is currently the second largest domestic producer of metallurgical process materials with a 14% share of the market.

    AIMCOR has dedicated considerable resources to developing its metallurgical process materials production facility, located in Aurora, Indiana, which AIMCOR believes possesses the most sophisticated production and testing capabilities in the industry. AIMCOR seeks to take advantage of its production and testing capabilities to create technically sophisticated, low-cost alternatives to higher cost raw materials and to improve profitability and grow its market share as domestic steel producers search for cost-effective solutions to purify steel and enhance their production processes.

    AGENCY AND TRADING. AIMCOR's sales organization serves as the principal United States sales force for AIMCOR's ferrosilicon, ferrovanadium and metallurgical process materials businesses and as agents for foreign suppliers of metals and alloys seeking distribution channels in North America. In addition, product managers occasionally take advantage of opportunities where a clear purchase and resale arbitrage exists.

    AIMCOR's agency and trading business complements its ferrosilicon, ferrovanadium and metallurgical process materials production with a broad range of foreign-supplied metals and alloys. In addition, management believes that the sales organization's contact and familiarity with foreign suppliers, coupled with the Carbon Products group's extensive customer relationships, provide an excellent opportunity to expand its market presence.

    FLUORSPAR. Fluorita de Mexico ("FDM"), a producer of high quality acid grade fluorspar, is a partnership between Corporation Alfil and AIMCOR, which own 51% and 49% of the partnership, respectively. High quality acid-grade fluorspar is used in the production of fluorine acids and aluminum fluoride. FDM is the second-largest producer of fluorspar in Mexico, and most of its production is sold locally. AIMCOR handles all of FDM's sales to the United States.

    FDM's mine is located in Coahuila in the northwest portion of Mexico, and is situated on substantial fluorspar reserves. Proven reserves have been identified for at least six years with probable reserves projected for more than 100 years. Additionally, FDM has a processing facility in Muizquiz, Mexico, approximately 100 miles from the mine with production capacity estimated at 150,000 metric tons per year and recent production just below 100,000 metric tons per year.

    FDM is currently expanding mine development and AIMCOR expects that FDM will gradually increase production to 125,000 metric tons per year by 1999. AIMCOR believes that demand for fluorspar will grow in the coming years as replacement products for chlorinated fluorocarbons and improved hydrochlorinated fluorocarbons require heavier concentrations of fluorspar.

WATER TRANSMISSION PRODUCTS

    U.S. Pipe, headquartered in Birmingham, Alabama, conducts its business through its Pressure Pipe Division and Castings Division. The Pressure Pipe Division manufactures and sells a broad line of ductile iron pressure pipe, pipe fittings, valves and hydrants. It is one of the nation's largest producers of ductile iron pressure pipe. The Castings Division produces and sells a wide variety of gray and ductile iron castings.

    PRESSURE PIPE DIVISION

    The Pressure Pipe Division manufactures and markets a complete line of ductile iron pipe ranging from 4" to 64" in diameter as well as equivalent metric sizes, at lengths up to 20 feet. In addition, this division produces and sells a full line of fittings, valves and hydrants of various configurations to meet municipal specifications. Approximately 70%-75% of the ductile iron pressure pipe produced by this division is used in the transmission and distribution of potable water and the remaining 25%-30% is used in the transmission of waste water and industrial applications. The majority of ductile iron pressure pipe and related fittings, valves and hydrants are for new distribution systems. The market for rehabilitation, upgrading and replacement of pipe systems accounts for approximately 30% of ductile iron pressure pipe sales. Fittings, valves and hydrants produced by this division account for approximately 20% of sales.

    Ductile iron pressure pipe is manufactured by the deLavaud centrifugal casting process and is typically classified into three size categories: 1) Small pipe, ranging from 4" to 12" in diameter (approximately 59% of the division's pipe production), used primarily for potable water distribution systems and small water system grids; 2) Medium pipe, ranging from 14" to 24" in diameter (approximately 25% of the division's pipe production), used primarily in reinforcing distribution systems, including looping grids and supply lines; and
3) Large pipe, 30" to 64" in diameter (which accounts for the remaining 16% of pipe production), used for major water and waste water transmission and collection systems.

    The ductile iron pressure pipe industry is highly competitive, with a small number of manufacturers of ductile iron pressure pipe, fittings, valves and hydrants. U.S. Pipe is one of the nation's largest producers of ductile iron pressure pipe. Major ductile iron pipe competitors include McWane, Inc., Griffin Ductile Iron Pipe Company and American Cast Iron Pipe Company. The division competes with such other manufacturers of ductile iron pressure pipe on the basis of price, customer service and product quality.

    Additional competition for ductile iron pressure pipe comes from pipe composed of other materials, such as PVC, concrete, fiberglass, reinforced plastic and steel. Although ductile iron pressure pipe is typically more expensive than competing forms of pipe, customers choose ductile iron for its quality, longevity, strength, ease of installation and lack of maintenance problems.

    U.S. Pipe is also a manufacturer of ductile iron fittings. The Company believes that McWane, Inc. has the largest market share in this market segment. U.S. Pipe is not a major manufacturer of valves and hydrants.

    Products of the Pressure Pipe Division are sold primarily to contractors, water works distributors, municipalities, private utilities and other governmental agencies. Most ductile iron pressure pipe orders result from contracts which are bid by contractors or directly issued by municipalities or private utilities. An increasing portion of ductile iron pressure pipe sales are made through independent water works distributors. The division maintains numerous supply depots in leased space throughout the country which are used as a source of pipe for start-up projects to support ongoing projects and to aid in completing projects. The Pressure Pipe Division's sales are primarily domestic, with foreign sales accounting for approximately 5% of dollar sales in 1997. In June 1997, the Ministry of Electricity and Water of Qatar awarded U.S. Pipe a contract for the supply of approximately 35,000 tons of ductile iron pipe and 500 tons of fitting. Deliveries under the contract are scheduled over the next twelve months. U.S. Pipe has 36 regional sales offices in leased office space in the United States.

    The order backlog of pressure pipe at May 31, 1997 was 108,341 tons, which represents approximately three months' shipments, compared to 121,734 tons at May 31, 1996.

    The Pressure Pipe Division manufactures ductile iron pressure pipe at four owned plants located in (i) Bessemer, Alabama (581,000 square feet on 169 acres of land); (ii) North Birmingham, Alabama (358,000 square feet on 61 acres of land); (iii) Union City, California (121,000 square feet on 70 acres of land); and (iv) Burlington, New Jersey (329,000 square feet on 109 acres of land). These plants have annual rated capacities to produce 180,000 tons, 160,000 tons, 85,000 tons and 132,000 tons, respectively, of ductile iron pressure pipe based on one shift per day. In addition, the division manufactures fittings, valves and hydrants at its owned plant in Chattanooga, Tennessee (648,000 square feet on 91 acres of land). The general offices located in Birmingham, Alabama contain 122,000 square feet of office space on 6 acres of owned land.

    While the pipe business is generally sensitive to recessions because of its partial dependence on the level of new construction activity, certain aspects of Pressure Pipe's operations have in the past helped to reduce the impact of a downturn in new construction. First, Pressure Pipe's products have experienced a strong level of demand in the replacement market. The Company believes that growth of the replacement market will accelerate as a result of anticipated major expenditures by governmental entities, such as the New York, Boston, Washington, D.C., Atlanta and Philadelphia municipalities, to rehabilitate water transmission systems. In addition, Safe Drinking Water Act amendments, signed into law in 1996, mandate that communities nationwide upgrade their water transmission systems over the next 20 years in order to comply with new federal water quality standards. A study by the Environmental Protection Agency estimates that a minimum of $138 billion is needed for these improvements, including $77 billion for the replacement of deteriorating potable water transmission and distribution systems. The Company believes that this represents a significant growth opportunity and that it is well positioned to take advantage of this opportunity. Second, Pressure Pipe's facilities are located in regions of the country that have exhibited consistent economic strength. The Burlington, New Jersey plant is adjacent to the northeastern market with its significant replacement potential and the division's operations in the South are located in areas of steady economic growth. The West Coast, served by the Union City, California plant, has a critical shortage of water for many of the large metropolitan areas which will require major transmission pipelines in the future. Because freight costs for pipe are high, locations close to important markets lower transportation costs, thereby making the Pressure Pipe Division's products more competitive.

    CASTINGS DIVISION

    The Castings Division produces a wide variety of gray and ductile iron castings for a diversified customer base, including special hardness castings for the pollution control industry. In the year ended May 31, 1997, approximately 55% of the Division's castings sales were directed to the Pressure Pipe Division, with the balance of sales to various capital goods industries. Manufacturing operations are located in Anniston, Alabama (240,000 square feet on 21 acres of owned land).

NATURAL RESOURCES

    JIM WALTER RESOURCES

    The operations of Jim Walter Resources are conducted through its Mining Division, which mines and sells coal from four deep shaft mines in Alabama, and its De-Gas Division, which extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources.

    MINING DIVISION. The Mining Division, headquartered in Brookwood, Alabama, has approximately 9.7 million tons of rated annual coal production capacity from four deep shaft mines. These mines extract coal from Alabama's Blue Creek seam, which contains high-quality metallurgical coal. This coal can be used as coking coal as well as steam coal because it meets current environmental compliance specifications. Blue Creek coal offers high coking strength with low coking pressure, low sulfur and low-to-medium ash content with high BTU values and can be sold either as metallurgical coal, used to produce coke, or as compliance steam coal, used by electric utilities. The current market price of metallurgical coal generally exceeds the market price of compliance steam coal. The mines are located in west central Alabama between the cities of Birmingham and Tuscaloosa.

    The majority of coal is mined using longwall extraction technology, complemented by the more standard continuous mining method. By replacing more traditional methods of underground mining with longwall technology, the Mining Division has achieved greater production efficiency, improved safety, generated superior coal recovery results and lowered production costs. There are approximately 70 longwall mining systems in use in the United States, of which the Mining Division currently operates seven. The Mining Division's normal operating plan is a longwall/continuous miner ratio of about 75%/25%, which is the sustainable long-term ratio.

    Recoverable reserves were estimated to be approximately 233 million tons as of May 31, 1997, of which 208 million tons relate to the four Blue Creek Mines. A summary of reserves is as follows:

           ESTIMATED RECOVERABLE(1) COAL RESERVES AS OF MAY 31, 1997
                             (IN THOUSANDS OF TONS)

                                                                                   TYPE (4)
                                                                                   ---------      JIM WALTER
                                                                                   STEAM (S)      RESOURCES'
                                    RESERVES(2)              CLASSIFICATIONS(3)       OR           INTEREST
                           ------------------------------   --------------------   METALLUR-   -----------------
MINING PROPERTY             TOTAL   ASSIGNED   UNASSIGNED   MEASURED   INDICATED   GICAL(M)    OWNED   LEASED(5)
-------------------------  -------  --------   ----------   --------   ---------   ---------   ------  ---------
No. 3 Mine...............   57,877    57,877      --          42,192    15,685        S/M       1,440     56,437
No. 4 Mine...............   69,133    69,133      --          46,945    22,188        S/M       5,696     63,437
No. 5 Mine...............   24,056    24,056      --          20,111     3,945        S/M      22,081      1,975
No. 7 Mine...............   56,661    56,661      --          44,337    12,324        S/M      19,257     37,404
                           -------  --------   ----------   --------   ---------               ------  ---------
                           207,727   207,727      --         153,585    54,142                 48,474    159,253
Bessie (8)...............   24,919     --        24,919       14,880    10,039       --           658     24,261
                           -------  --------   ----------   --------   ---------               ------  ---------
TOTAL....................  232,646   207,727     24,919      168,465    64,181                 49,132    183,514
                           -------  --------   ----------   --------   ---------               ------  ---------
                           -------  --------   ----------   --------   ---------               ------  ---------


                                QUALITY(6)          PRODUCTION(7)
                           --------------------  -------------------
MINING PROPERTY            ASH   SULF.   BTU/LB  1995   1996   1997
-------------------------  ----  -----   ------  -----  -----  -----
No. 3 Mine...............   8.2   0.56   14,469  1,730  2,084  2,198
No. 4 Mine...............   9.4   0.69   14,240  2,448  2,542  2,129
No. 5 Mine...............   8.8   0.66   14,334    948    893    801
No. 7 Mine...............   8.0   0.65   14,499  2,501  2,347  2,513
                                                 -----  -----  -----
                                                 7,627  7,866  7,641
Bessie (8)...............  11.0   1.30   13,655   --     --     --
                                                 -----  -----  -----
TOTAL....................                        7,627  7,866  7,641
                                                 -----  -----  -----
                                                 -----  -----  -----

------------------------

(1) "Recoverable" reserves are defined as tons of mineable coal in the Blue Creek and Mary Lee seams which can be extracted and marketed after deduction for coal to be left in pillars, etc. and adjusted for reasonable preparation and handling losses.

(2) "Assigned" reserves represent coal which has been committed by Jim Walter Resources to its operating mines and plant facilities. "Unassigned" reserves represent coal which is not committed to an operating mine and would require additional expenditures to recover. The division of reserves into these two categories is based upon current mining plans, projections and techniques.

(3) The recoverable reserves (demonstrated resources) are the sum of "Measured" and "Indicated" resources. Measured coal extends 1/4 mile from any point of observation or measurement. Indicated coal is projected to extend from 1/4 mile to 3/4 mile from any point of observation or measurement. Inferred coal extends from 3/4 mile to 3 miles from any point of observation or measurement. Inferred reserves are not included in recoverable reserves.

(4) All of the coal in the Blue Creek and Mary Lee seams is suitable for metallurgical purposes although, for marketing reasons, some is sold as compliance steam coal.

(5) The leases are either renewable until the reserves are mined to exhaustion or are of sufficient duration to permit mining of all of the reserves before the expiration of the term.

(6) Values shown are weighted averages of all reserves and are calculated on a dry basis. Bessie Mine reserves are equivalent to preparation at a 1.60 specific gravity, whereas the others are at a 1.40 specific gravity.

(7) Production for 1997, 1996 and 1995 is for the fiscal years ended May 31.

(8) The Bessie Mine was closed in August 1988.

    Environmental expenditures imposed by laws relating to deep shaft mining have been insignificant to date and no substantial expenditures are expected in the future. The Mining Division does not engage in any surface (strip) mining.

    The facilities of the Mining Division are summarized as follows:

FACILITY                                            LOCATION         SQ. FOOTAGE
---------------------------------------------  ------------------  ----------------
Administrative headquarters..................  Brookwood, AL                 41,500
Central shop, supply center and
  training center............................  Brookwood, AL                128,400

                                                                       CURRENT
OPERATING MINES                                     LOCATION        RATED CAPACITY
---------------------------------------------  ------------------  ----------------
Blue Creek No. 3.............................  Adger, AL           2,600,000 tons
Blue Creek No. 4.............................  Brookwood, AL       2,700,000 tons
Blue Creek No. 5.............................  Brookwood, AL       1,800,000 tons
Blue Creek No. 7.............................  Brookwood, AL       2,600,000 tons

    Of the Mining Division's approximately 9.7 million tons of current rated annual production capacity, 4.88 to 5.10 million tons are sold under long-term contracts, leaving 4.60 to 4.82 million tons to be sold under short-term contracts or on the spot market.

    Jim Walter Resources' ability to export its products to overseas markets, such as Argentina, Belgium, Brazil, France, Germany, Japan, Mexico, Turkey and the United Kingdom, is facilitated by its proximity to the Port of Mobile, Alabama, which has a terminal suited for coal transportation.

    Jim Walter Resources' supply contract with Alabama Power, which had been in effect since January 1, 1979, as amended, was superseded by a new agreement executed on May 10, 1994 (the "New Alabama Power Contract"). Under the New Alabama Power Contract, Alabama Power purchases 4.0 million tons of compliance steam coal per year from Jim Walter Resources through August 31, 1999 at prices which are currently significantly above market prices for metallurgical coal as well as compliance steam coal. The New Alabama Power Contract has a fixed price subject to an escalation based on the Consumer Price Index and adjustments for governmental impositions and quality. The New Alabama Power Contract includes favorable modifications of specification, shipping deviations and changes in transportation arrangements. See "Certain Risk Factors--Risk of Business Downturn; Expiration of Long-Term Contract" in the accompanying Prospectus.

    Jim Walter Resources and Cockerill Sambre are parties to a long-term contract which expires on December 31, 2000. The contract provides for the sale of approximately 880,000 tons annually, with an option on approximately 220,000 additional tons annually. The pricing mechanism is market driven and reflects changes in prices of three specific coals or coal indices.

    Blue Creek Mine No. 5 ("Mine No. 5") was shut down from November 17, 1993 through December 16, 1993 and from early April 1994 until May 16, 1994 as a result of a fire due to spontaneous combustion heatings caused by pyritic sulfur concentrations occurring in the mine's coal seam being exposed to air by the mining process. Representatives of Jim Walter Resources, the Mine Safety and Health Administration ("MSHA"), Alabama State Mine Inspectors and the United Mine Workers of America ("UMWA") agreed that the longwall coal panel being mined in Mine No. 5 at the time the fire recurred in April 1994 would be abandoned and sealed off. Development mining for the two remaining longwall coal panels in this section of the mine resumed on May 16, 1994 and mining on the first longwall panel resumed on January 17, 1995. Production was adversely impacted until such date. As a result of the fire, the Company and Jim Walter Resources claimed compensable losses in the amount of $25 million under their business interruption insurance coverage. When the insurers refused to pay their pro rata part of the claim, the Company commenced litigation seeking to enforce such insurance. The insurers issued policies insuring various percentages of the risk. The Company has entered into settlements with all of the insurers who, in the aggregate, have paid $24 million in full and final settlement of the Company's and Jim Walter Resources' claim.

    In late November 1995, Mine No. 5 experienced another fire due to the unexpected recurrence of spontaneous combustion heatings and the mine was shut down. Efforts to contain and extinguish the fire were successful; however, conditions dictated the mine be shut down for several weeks. The affected coal panels on the western side of the mine were then permanently sealed off in an effort to prevent further combustion fires in this mine. Mining operations were redeployed approximately five miles to the eastern side of the mine where more favorable geological conditions exist. Firefighting and idle plant costs of approximately $16 million associated with the November 1995 fire were not insured since spontaneous combustion heatings caused by pyritic sulfur concentrations in Jim Walter Resources' Mine No. 4 and No. 5 are now excluded from the Company's and Jim Walter Resources' insurance policies. The affected coal panels on the western side of the mine were sealed off and from December 1995 through March 1997 development work was accelerated on the eastern side of Mine No. 5. The mine returned to production status in the fourth quarter of fiscal 1997. Longwall production resumed in the eastern part of the mine in June 1997. While in development, the mine's costs ($40.7 million) were capitalized. Jim Walter Resources three other mines remained in full production.

    DE-GAS DIVISION. The De-Gas Division, through a joint venture headquartered in Brookwood, Alabama, extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources.

    The original motivation for the joint venture was to increase safety in Jim Walter Resources' Blue Creek mines by reducing methane gas concentrations with wells drilled in conjunction with the mining operations. There were 390 wells producing approximately 45 million cubic feet of gas per day, as of May 1997. As many as 63 additional wells are planned for development in fiscal 1998. The degasification operation, as had originally been expected, has improved mining operations and safety by reducing methane gas levels in the mines, as well as being a profitable operation.

    The gas is transported through a 12-mile pipeline (owned and operated by Black Warrior Transmission Corp., a corporation the stock of which is owned on a 50-50 basis by Jim Walter Resources and Sonat Exploration Company, an affiliate of Southern Natural Gas Company ("SNG")), directly to SNG's pipeline.

    The De-Gas Division began operations in 1981 with the formation of an equal joint venture with Kaneb Services, Inc. ("Kaneb") to capture and market methane gas from the Blue Creek seam. SNG is the joint venture's exclusive customer for all output of methane gas, all of which was originally at a price tied to the price of fuel oil in New York. Kaneb subsequently sold its 50% interest in the degasification operation to an indirect wholly owned subsidiary of Sonat, Inc. In connection with this sale, additional areas were added to the gas sales contract. This gas was priced at a market price nominated by SNG which was not to be lower than the published price for spot purchases for SNG-South Louisiana for the applicable month. Effective January 1, 1994, the gas sales contract was amended. The price to be paid for gas delivered to SNG is now equal to the average of two published spot prices; provided, however, that the price will not be less than $2.00 per MMBTU (approximately $1.96 per MCF) on a weighted annual basis, calculated cumulatively each month. The contract also calls for SNG to pay Jim Walter Resources a reservation fee of $675,000 per month through December 31, 2001, provided certain minimum quantities of gas are delivered. Black Warrior Methane Corp., a corporation the stock of which is owned on a 50-50 basis by Jim Walter Resources and Sonat Exploration Company, manages the operational activities of the joint venture.

    UNITED LAND

    United Land Corporation ("United Land") owns approximately 40,000 acres of land, 141,000 acres of mineral rights and 1,300 acres of surface rights, principally in Alabama.

    United Land receives royalties resulting from leases to strip coal miners, gas producers and timber companies. When market conditions are favorable, management expects from time to time to sell excess real estate from the holdings of United Land not utilized by any of the other subsidiaries of the Company.

INDUSTRIAL PRODUCTS

    JW ALUMINUM

    JW Aluminum, headquartered in Mt. Holly, South Carolina, is a leading producer of custom-coated fin stock, used in heating and air conditioning applications, and telecommunications cable wrap. JW Aluminum's other foil and sheet products are used in a variety of applications such as lithoplate for newspapers and as a facer on foam insulation products. Aluminum sheet products are primarily used for general building applications such as siding, gutters, downspouts, roofing, mobile home siding and skirting, residential siding and window components.

    JW Aluminum sold 135.6 million pounds of aluminum products in fiscal 1997, of which 27% was in the form of sheet products and 73% in the form of foil products. JW Aluminum has focused on directing its product mix towards higher value added products such as fin stock, where quality and service are relied upon more than price-driven commodity products.

    JW Aluminum operates a single manufacturing 300,000 square foot facility in Mt. Holly, South Carolina on 30 acres of owned land. JW Aluminum's current rated capacity is 150 million pounds per year based on its present product mix. A two-year, $31.0 million expansion project is currently underway which will add 65,000 square feet of production space and increase JW Aluminum's capacity 60% to approximately 240 million pounds per year at completion.

    SLOSS INDUSTRIES

    Sloss Industries is a diversified manufacturing operation, headquartered in Birmingham, Alabama, which has four major product lines: (1) foundry coke; (2) furnace coke; (3) slag wool; and (4) specialty chemicals.

    Foundry coke is marketed to cast iron pipe plants and foundries producing castings, such as for the automotive and agricultural equipment industries. It is shipped primarily into four geographic markets: the East Coast; the Southeast; Mexico and the West Coast. Competition comes primarily from three merchant suppliers: ABC Coke, Koppers Company, Inc. and Empire Coke Company. In the year ended May 31, 1997, approximately 61% of the foundry coke produced by Sloss Industries was sold to U. S. Pipe.

    Furnace coke is sold primarily to the domestic steel industry for producing steel in blast furnaces. Furnace coke sales have been at capacity over the past years to satisfy a long-term contract with National

Steel Corporation. Sloss Industries has only an estimated 1% share of the furnace coke market. Competition comes primarily from Koppers Company, Inc. in the southern United States, Citizens Gas & Coke Utility and steel producers with excess coking capacity in the Midwest.

    Slag wool is an insulating fiber utilized principally as a raw material by acoustical ceiling manufacturers. It is also used in manufactured-home insulation, plastics molding and asphalt paving systems where it is used as a bonding agent. A related product, processed mineral fiber, is used in friction materials and thermoplastic molding compounds, adhesives, paints and sealants. The continued success of the slag wool business depends upon Sloss Industries' ability to produce ceiling tile fiber of consistent high quality and react to customer demands for specific "customized" fiber composition. Of the total slag wool sales in the year ended May 31, 1997, approximately 72% was sold to Armstrong World Industries and 20% to Celotex.

    Specialty chemical products are manufactured in plants located in Birmingham and Ariton, Alabama. The Birmingham product line is composed primarily of aromatic sulfonic acids and sulfonyl chlorides used in the pharmaceutical, plasticizer, foundry and coatings industries, as well as a custom manufactured specialty monomer for the plastics industry. The Ariton facility produces custom manufactured specialty products for the rubber and plastics industries.

    Sloss Industries' manufacturing facilities are located in Birmingham, Alabama and include: 120 coke ovens with an annual rated capacity of 410,000 tons and related buildings of 148,400 square feet, a slag wool plant with an annual rated capacity of 102,000 tons in a building of 63,000 square feet and a synthetic chemicals plant in a building of 63,300 square feet, all on 521 acres of owned land. Sloss Industries also operates a specialty chemical facility in Ariton, Alabama in a building of 6,880 square feet, on 53 acres of owned land.

    JW WINDOW COMPONENTS

    JW Window Components Inc. ("JW Window Components") produces a variety of screens and screen components and a full line of window components, such as extruded aluminum components, weatherstripping, sash balances and spiral balances. The Company estimates that 60% of total sales are directed to the new construction market, 30% to the renovation market and 10% to the commercial sector.

    JW Window Components' products are sold through a network of independent sales agents, covering the continental United States, the Caribbean and Central America.

    JW Window Components' operates three plants located in Elizabethton, Tennessee (190,000 square feet on 25 acres of owned land); Sioux Falls, South Dakota (50,000 square feet on 3 acres of owned land); and Merrill, Wisconsin (54,000 square feet of leased space). The administrative offices located in Elizabethton, Tennessee contain 8,500 square feet of leased office space.

    SOUTHERN PRECISION

    Southern Precision Corporation ("Southern Precision") is the largest producer of specialized industrial tooling products and resin coated sand in the Southeast.

    Southern Precision's Irondale, Alabama manufacturing facility incorporates the plant, warehouse and administrative functions in 78,000 square feet of building space located on 6 acres of owned land. Products and services provided at this location include: wood and metal pattern tooling; computerized, numerically controlled machining for industries such as satellite and aircraft communications, aerospace and glass machines; plastic injection, compression and rubber molds; aluminum castings; and general machining of fabrications, castings and plates.

    Southern Precision's Birmingham, Alabama manufacturing facility (27,500 square feet on 5 acres of owned land) produces a coated sand for production of shell cores for the foundry industry.

    VESTAL MANUFACTURING

    Vestal Manufacturing Company ("Vestal") produces a diversified line of metal and foundry products for residential, commercial and industrial use. Vestal manufactures a line of energy saving fireplaces, fireplace inserts, accessories and wood-burning stoves, as well as lightweight castings for municipal markets and metal building products, including meter boxes and covers, valve boxes and covers and manhole covers. Its products are sold through a network of independent sales agents to hardware and building material distributors, home centers and mass merchandisers throughout the United States and Canada.

    Vestal's performance to a large extent is tied to residential construction. Foreign competition has also been a factor in recent years.

    Vestal, located in Sweetwater, Tennessee, operates a foundry with 103,000 square feet of building, a steel fabrication plant with 109,000 square feet and an administrative office containing 7,000 square feet, all on 46 acres of owned land.

EMPLOYEES

    As of May 31, 1997, the Company and its subsidiaries employed 7,584 people, of whom 4,784 were hourly workers and 2,800 were salaried employees. Approximately 4,200 employees were represented by unions under collective bargaining agreements, of which approximately 1,730 were covered by one contract with the UMWA, which expires on August 1, 1998. The Company considers its relations with its employees to be satisfactory.

MANAGEMENT

    Set forth below is a list showing the names, ages (as of January 1, 1998) and positions of the executive officers of the Company.

NAME                                     AGE                                      OFFICE
-----------------------------------      ---      -----------------------------------------------------------------------
Kenneth E. Hyatt...................          57   Chairman, President and Chief Executive Officer
Richard E. Almy....................          55   Director, Executive Vice President and Chief Operating Officer
Dean M. Fjelstul...................          55   Senior Vice President and Chief Financial Officer
Robert W. Michael..................          56   Senior Vice President and Group Executive
William N. Temple..................          65   Senior Vice President and Group Executive and Chairman of U.S. Pipe
Frank A. Hult......................          46   Vice President, Controller and Chief Accounting Officer
Edward A. Porter...................          51   Vice President--General Counsel and Secretary
David L. Townsend..................          43   Vice President--Administration
Ralph E. Fifield...................          52   President and Chief Operating Officer of U.S. Pipe
George R. Richmond.................          47   President and Chief Operating Officer of Jim Walter Resources
Peter Scott-Hansen.................          55   President and Chief Executive Officer of AIMCOR

    Kenneth E. Hyatt has been Chairman of the Board and Chief Executive Officer of the Company since June 1, 1996 and has been President of the Company since September 1, 1995. Between September 1, 1995 and June 1, 1996, Mr. Hyatt also served as Chief Operating Officer of the Company. Mr. Hyatt was elected a director on September 12, 1995. Mr. Hyatt served as President and Chief Executive Officer and a director of Celotex from 1990 until shortly prior to his election, effective September 1, 1995, as President and Chief Operating Officer of the Company. Mr. Hyatt held various management and executive positions with various subsidiaries of Original Jim Walter from 1966 until 1984, at which time he was named Vice President and Group Executive of Original Jim Walter. In 1986, he was elected Executive Vice President and Chief Operating Officer of Original Jim Walter. Following Original Jim Walter's leveraged buyout in

1988 by a group of investors led by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), Mr. Hyatt joined with an investor group in the acquisition of Celotex and certain related entities. In October 1990 Celotex and one of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Middle District of Florida, Tampa Division as a result of massive litigation involving asbestos-related liabilities. The plan of reorganization for Celotex was confirmed in December 1996 and became effective in May 1997. The trust established pursuant to that plan of reorganization is a principal stockholder of the Company.

    Richard E. Almy has been Executive Vice President and Chief Operating Officer of the Company since June 1996. Previously, Mr. Almy was President and Chief Operating Officer at JW Aluminum (1991-1996) and JW Window Components (1995-1996).

    Dean M. Fjelstul has been Senior Vice President and Chief Financial Officer of the Company since October 1996. Between June 1, 1996 and October 1, 1996, Mr. Fjelstul served as Senior Vice President - Finance of the Company. Previously, he was employed by Alliant Techsystems as Vice President and Chief Financial Officer (1990-1996). Prior thereto he served in various financial management capacities with Honeywell, Inc. during a 22 year tenure with that company.

    Robert W. Michael has been a Senior Vice President and Group Executive of the Company since 1991 and President and Chief Operating Officer of Jim Walter Homes since 1984. He also served as Vice President of Original Jim Walter from 1984 to 1988. Prior thereto, he was Vice President-Sales (1975-1984), a Regional Manager (1973-1975), an Assistant Regional Manager (1970-1973), a Main Branch Manager (1967-1970) and a Sub-Branch Manager (1966-1967) with Jim Walter Homes and held various managerial positions with Mid-State Homes (1964-1966).

    William N. Temple has been a Senior Vice President and Group Executive of the Company since 1991 and Chairman of U.S. Pipe since August 1997. Mr. Temple has announced his intention to retire in January 1998. Prior to becoming Chairman of U.S. Pipe, Mr. Temple was President and Chief Operating Officer of U.S. Pipe since 1993; he was a Vice President of the Company from 1988 to 1991 and from 1974 was a Vice President of Original Jim Walter. Previously he served as President of the former Fasteners and Special Products Division of U.S. Pipe and Vice President of U.S. Pipe (1972-1974), President of the former Southeastern Bolt and Screw division of U.S. Pipe (1971-1974) and Controller of U.S. Pipe (1965-1971).

    Frank A. Hult has been a Vice President, Controller and the Chief Accounting Officer of the Company since 1995. Previously, he was a Vice President (since
1994), the Controller (since 1991), Assistant Controller and Chief Accountant (1989-1991) and Manager of Budgets (1988-1989) of the Company. Prior thereto he was Manager of Budgets (1984-1988) and Financial Analyst (1978-1981) of Original Jim Walter and Manager-Operations Administration (1981-1984), Plant Controller and Cost Accountant (1974-1975) for Celotex.

    Edward A. Porter has been Vice President, General Counsel and Secretary of the Company since January 1996. Previously, he was employed by National Gypsum Company as Senior Vice President-Administration, General Counsel and Secretary (1993-1995); Vice President-Administration, General Counsel and Secretary (1988-1993); and held various legal positions (1980-1988).

    David L. Townsend has been a Vice President of the Company since 1988. Previously, he served as a Vice President-Human Resources and Public Relations (1994-1996) and Vice President-Public Relations (1988-1994) of the Company. Prior thereto he served as a Vice President-Public Relations (since 1983), Director of Public Relations (1982-1983) and Manager of Public Relations (1980-1982) of Original Jim Walter, and in various staff positions (1978-1980) with Original Jim Walter.

    Ralph E. Fifield has been President and Chief Operating Officer of U.S. Pipe since August 1, 1997, succeeding William Temple as President and Chief Operating Officer upon Mr. Temple's assuming the position of Chairman of U.S. Pipe at such time in anticipation of his retirement effective January 31, 1998. Previously, Mr. Fifield served since 1994 as President of United States Steel/Kobe Steel Company, a joint venture with annual revenues of approximately $770 million. Prior thereto he was Corporate Vice President-Operations of United States Steel Corporation (1991-1994), General Manager of its Fairfield, Alabama (1990-1991) and Fairless, Pennsylvania plants (1988-1990), and Plant Manager of its South Works plant in Chicago (1984-1988), and he served in a series of plant engineering positions at its Gary, Indiana plant (1969-1984).

    George R. Richmond has been President and Chief Operating Officer of Jim Walter Resources since June 1, 1997, succeeding William Carr as President and Chief Operating Officer upon Mr. Carr's retirement on May 31, 1997. Previously he served as Senior Vice President of Operations (since 1993) and Vice President of Operations (1992). Prior thereto he was Deputy Mine Manager and No. 3 Mine Manager, Longwall Manager, Master Mechanic and Longwall Mechanical Engineer.

    Peter Scott-Hansen has been President and Chief Executive Officer of AIMCOR since it was acquired by Walter Industries in October 1997. Prior to that, he was President of the Carbon Products division of AIMCOR since 1986. Previously, he was president of the Carbon Products Group of International Minerals and Chemical Corporation ("IMC"), a predecessor of AIMCOR, since 1980. Mr. Scott-Hansen began his career with IMC in 1968, and has held various positions in international marketing, transportation and operations.

    Executive officers serve at the pleasure of the Board of Directors. The Company is not aware of any family relationships among any of the foregoing executive officers.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by each of the Selling Stockholders as of January 1, 1998, and as adjusted to reflect the sale of the Common Stock being offered hereby by each of the Selling Stockholders. Pursuant to the Company's Amended Joint Plan of Reorganization and the Company's Restated Certificate of Incorporation, two of the nine directors of the Company are designated by Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings. Following the Offering, the number of directors that are so designated by Lehman Brothers Inc. may be reduced to one and the number of directors designated by Kohlberg Kravis Roberts & Co., L.P. may be increased by one. See "The Company--Recent History," "Certain Risk Factors--Certain Corporate Governance Matters; Antitakeover Legislation" and "Description of Capital Stock--Stockholders' Agreement," "--Tag-Along and Voting Rights Agreement," and "--Common Stock Registration Rights Agreements" in the accompanying Prospectus.

                                                                                   NUMBER OF
                                                         BENEFICIAL OWNERSHIP      SHARES TO    BENEFICIAL OWNERSHIP
                                                         PRIOR TO THE OFFERING    BE SOLD IN    AFTER THE OFFERING(1)
                                                       -------------------------      THE      -----------------------
NAME                                                      NUMBER      PERCENT*     OFFERING      NUMBER     PERCENT*
-----------------------------------------------------  ------------  -----------  -----------  ----------  -----------
Asbestos Settlement Trust............................    10,941,326       20.4%    6,979,796    3,961,530        7.4%
Lehman Brothers Holdings Inc.........................     7,869,525       14.7%    5,020,204    2,849,321        5.3%

------------------------

* All percentages in the table are based on 53,704,690 shares of Common Stock being issued and outstanding.

(1) If the over-allotment options granted by the Settlement Trust to the U.S. Underwriters and the International Managers are exercised in full, the Settlement Trust will beneficially own 2,161,530 shares (4.0% of issued and outstanding Common Stock) after the Offering.

                                  UNDERWRITING

    The underwriters of the U.S. Offering named below (the "U.S. Underwriters") have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement among the U.S. Underwriters, the Company and the Selling Stockholders (the "U.S. Underwriting Agreement"), to purchase from the Selling Stockholders, and the Selling Stockholders have severally agreed to sell to each U.S. Underwriter, the aggregate number of Shares set forth opposite their respective names below.

                                                                                     NUMBER
             U.S. UNDERWRITERS                                                     OF SHARES
--------------------------------------------------------------------------------  ------------
Lehman Brothers Inc.............................................................
Donaldson, Lufkin & Jenrette Securities Corporation.............................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..........................................................
Smith Barney Inc................................................................
Arnhold and S. Bleichroeder, Inc................................................

                                                                                  ------------
        Total...................................................................    10,000,000
                                                                                  ------------
                                                                                  ------------

    The managers of the International Offering named below (the "International Managers") have severally agreed, subject to the terms and conditions of the International Underwriting Agreement among the International Managers, the Company and the Selling Stockholders (the "International Underwriting Agreement"), to purchase from the Selling Stockholders, and the Selling Stockholders have severally agreed to sell to each International Manager, the aggregate number of Shares set forth opposite their respective names below.

                                                                                     NUMBER
             INTERNATIONAL MANAGERS                                                OF SHARES
---------------------------------------------------------------------------------  ----------
Lehman Brothers International (Europe)...........................................
Donaldson, Lufkin & Jenrette International.......................................
Merrill Lynch International......................................................
Smith Barney Inc.................................................................
Arnhold and S. Bleichroeder, Inc.................................................
                                                                                   ----------
        Total....................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase Shares are subject to the approval of certain legal matters by counsel and to certain other conditions. Each Underwriting Agreement provides that, if any of the Shares are purchased pursuant to such Underwriting Agreement, all the Shares agreed to be purchased pursuant to such Underwriting Agreement must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

    The Settlement Trust has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 1,500,000 and 300,000 shares of Common Stock, respectively, at the public offering price, less the aggregate underwriting discount, solely to cover over-allotments. Such options may be exercised at any time within 30 days after the date of the Underwriting Agreements. To the extent the U.S. Underwriters or the International Managers exercise such options, each of the U.S. Underwriters or the International Managers, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables.

    The Company and Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments they may be required to make in respect thereto.

    The Company has been advised that the U.S. Underwriters and the International Managers propose to offer Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such public offering price less
a selling concession not to exceed $   per Share. The selected dealers may
reallow a concession not to exceed $   per Share to certain other dealers. After
the initial offering of the Shares, the concession to selected dealers and the reallowance to other dealers may be changed.

    The U.S. Underwriters and the International Managers have entered into an Agreement Among U.S. Underwriters and International Managers (the "Agreement Among") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the Shares offered in the U.S. Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Among, each International Manager has agreed that, as part of the distribution of the Shares offered in the International Offering,
(a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Among, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;
(iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who also is acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of the U.S. or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a U.S. or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

    Pursuant to the Agreement Among, sales may be made among the U.S. Underwriters and the International Managers of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Among, the number of Shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus Supplement.

    Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the latest closing date of the Offering, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "1986 Act") with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it relating to the Shares if that person is of a kind described in Article 11(3) of the 1986 Act (Investment Advertisements) (Exemptions) Order 1995.

    No action has been taken or will be taken in any jurisdiction by the Company, the Selling Stockholders, the U.S. Underwriters or the International Managers that would permit a public offering of Shares in any jurisdiction where action for that purpose is required, other than the United States. Persons into whose possession this Prospectus comes are required by the Company, the Selling Stockholders, the U.S. Underwriters and the International Managers to inform themselves about, and to observe any restrictions as to, the offering of Shares offered pursuant to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus.

    Purchasers of Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    In connection with the Offering, the Company has agreed not to effect any public offering or distribution of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 120 days after the date of this Prospectus Supplement, without the prior written consent of Lehman and DLJ. In addition, certain directors, certain executive officers and certain other stockholders of the Company have agreed not to effect any sale or distribution of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock for a period of 120 days after the date of this Prospectus Supplement without the prior written consent of Lehman and DLJ or Lehman, as the case may be.

    Until the distribution of the Shares to be sold in the Offering is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    In addition, if the Underwriters over-allot (i.e., they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), and thereby create a short position in the Common Stock in connection with the Offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    The Representatives may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who initially resold such shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of Common Stock. In addition, neither the Company nor any Underwriter makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers ("Rule 2720"), the Company may be deemed an affiliate of Lehman. The Offering is therefore being conducted in accordance with Rule 2720. The U.S. Underwriters will not confirm any sales of Common Stock offered hereby to discretionary accounts over which they exercise control without the prior specific written approval of the customer.

    Lehman Brothers Inc. ("Lehman") is a wholly owned subsidiary of Lehman Brothers Holdings, one of the Selling Stockholders.

    Lehman, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co. and Salomon Brothers Inc each has acted as the Company's financial advisor with respect to certain prior transactions and has received commercially customary compensation in connection therewith. Any or all of the U.S. Underwriters may serve as a financial advisor to the Company from time to time in the future. Certain U.S. Underwriters or their affiliates may lend to or participate on a regular basis in various general financing and banking transactions with the Company.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby has been passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain legal matters will be passed upon for the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The financial statements incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K/A for the year ended May 31, 1997, have been incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements incorporated in this Prospectus Supplement by reference to the audited historical financial statements of AIMCOR in the Company's Current Report on Form 8-K/A filed with the Commission on December 29, 1997 have been incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                               29,270,227 SHARES

                            WALTER INDUSTRIES, INC.

                                  COMMON STOCK

    This Prospectus relates to the offering from time to time of up to 29,270,227 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), that were issued by Walter Industries, Inc. (the "Company" or "Walter Industries"), a Delaware corporation formerly named Hillsborough Holdings Corporation, to certain former creditors and stockholders of the Company and its subsidiaries pursuant to the Company's Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified, the "Plan of Reorganization"), under Section 1123(a) of the United States Bankruptcy Code (the "Bankruptcy Code") or, in the case of Channel One Associates, L.P., were purchased in the open market. The Plan of Reorganization became effective on March 17, 1995 (the "Effective Date of the Plan of Reorganization"). Pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock, including the Shares, were issued at that time.

    The Shares may be sold to the public from time to time by certain holders thereof (the "Selling Security Holders") in the amount and in the manner described herein or as may be set forth in a Prospectus Supplement accompanying this Prospectus. The Company will receive no proceeds from the sale of any of the Shares by any of the Selling Security Holders. See "Plan of Distribution."

                            ------------------------

    SEE "CERTAIN RISK FACTORS" FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.


    The Company's Common Stock is listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "WLT". On January 13, 1998, the last reported sale price of the Common Stock on the NYSE was $19 13/16 per share.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this Prospectus is January  , 1998

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxy solicitation materials and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. Such reports and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                             ADDITIONAL INFORMATION


    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Such Registration Statement also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.


         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

    This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that is based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Certain Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997 (File No. 000-20537), as amended by Amendment No. 1 thereto on Form 10-K/A, the Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1997 and November 30, 1997, the Company's Current Report on Form 8-K filed with the Commission on October 30, 1997 and Amendment No. 1 thereto on Form 8-K/A filed with the Commission on December 29, 1997, each filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference.


    All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Walter Industries, Inc., Attention: David L. Townsend, Vice President--Administration, 1500 North Dale Mabry Highway, Tampa, FL 33607, Telephone (813) 871-4811.

                                  THE COMPANY

GENERAL

    The Company is a diversified holding company with five operating groups:
Homebuilding and Financing, Energy Services, Water Transmission Products, Natural Resources and Industrial Products. A brief description of the Company's five major operating groups follows.

    The Homebuilding and Financing Group sells, constructs on the customer's site, and finances detached, single-family, partially finished homes. Sales are made in approximately 24 states, primarily in the southern part of the United States. Substantially all of the sales are made on credit provided by the Group. A credit purchaser must provide his own land and give a first mortgage or deed of trust to secure payment of the purchase price of the home.


    The Energy Services Group is a leading international provider of products and outsourcing services to both the petroleum industry and to the steel, foundry and aluminum industries through its Carbon Products Division, and is also a leading supplier of ferrosilicon in the southeastern United States through its Metals Division. See "Recent Business Developments."


    The Water Transmission Products Group is one of the largest domestic manufacturers of ductile iron pressure pipes and fittings. The Group also manufactures valves, hydrants, fittings and castings.

    The Natural Resources Group engages in coal mining and a related degasification program. The Group owns four coal mines in Alabama and has the capacity to produce a total of 9.7 million tons of coal annually. The Group produced 7.6 million tons of coal in fiscal 1997. A substantial portion of this output is sold under long-term contracts and the balance is used internally to produce furnace and foundry coke or sold to other customers on a short-term contract or spot market basis. The Company does not consider itself to be a significant factor in the domestic or international coal markets.

    The Industrial Products Group produces furnace and foundry grades of coke, specialty chemicals, slag wool products, aluminum sheet, aluminum foil, window components, fireplace products and accessories, municipal and original equipment manufacturer castings, patterns, tooling and resin-coated sand.

    The Company's executive offices are located at 1500 North Dale Mabry Highway, Tampa, Florida 33607. The Company's telephone number is (813) 871-4811.

RECENT HISTORY

    The Company was organized in August 1987 by a group of investors led by Kohlberg Kravis Roberts & Co., L.P. ("KKR") for the purpose of acquiring Jim Walter Corporation, a Florida corporation ("Original Jim Walter"), pursuant to a leveraged buyout (the "LBO"). Following its organization, the Company organized and acquired all of the outstanding shares of capital stock of a group of direct and indirect wholly owned subsidiaries, including Hillsborough Acquisition Corporation ("HAC"). On September 18, 1987, HAC acquired approximately 95% of the outstanding shares of common stock of Original Jim Walter pursuant to a cash tender offer (the "Tender Offer"). On January 7, 1988, (i) Original Jim Walter merged (the "Merger") into HAC (which changed its name to Jim Walter Corporation), (ii) HAC distributed substantially all of its assets (principally excluding the stock of The Celotex Corporation ("Celotex") and several other subsidiaries of Original Jim Walter) to a parent corporation of HAC (which was merged into the Company on April 1, 1991) in redemption of all of the shares of capital stock of HAC owned by such parent corporation, (iii) HAC merged into its other stockholder, another indirect wholly owned subsidiary of the Company, and
(iv) the surviving corporation of such merger changed its name to Jim Walter Corporation (and is hereinafter referred to as "J-II" or "Jim Walter Corporation").

    Following the Merger and prior to the commencement of the Chapter 11 Cases (as defined below), the Company undertook a program of corporate reorganizations and asset dispositions, which were contemplated by all of the debt agreements entered into in connection with the Tender Offer and the

Merger. Pursuant to this program the Company restructured and/or disposed of certain of the businesses of Original Jim Walter, including the disposition in April 1988 of all of the stock of the parent corporation of J-II.

    Also during this time, the Company and certain of its subsidiaries and certain of their former and current directors and officers, stockholders and other persons and entities which were parties to or beneficiaries of indemnification agreements and other indemnification obligations of the Company and its subsidiaries (the "Indemnitees") were named as co-defendants in lawsuits (the "Veil Piercing Litigation") brought by or on behalf of thousands of persons ("Asbestos Claimants") claiming asbestos-related damages against Celotex alleging, among other things, that (i) Original Jim Walter, its successors and other entities, including the Company and certain of its subsidiaries, were liable for all damages, including asbestos-related damages, caused by products manufactured, sold and distributed by a predecessor of Celotex, by reason of claims sounding in veil piercing, alter ego and related theories ("Veil Piercing Claims"), and (ii) the aforementioned distribution by HAC of substantially all of its assets pursuant to the LBO constituted a fraudulent conveyance.

    On December 27, 1989, the Company and 31 of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 ("Chapter 11") of the Bankruptcy Code with the Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"); one additional subsidiary also filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court on December 3, 1990 (all such voluntary petitions for reorganization are hereinafter referred to as the "Chapter 11 Cases"). Two other subsidiaries, Cardem Insurance Co., Ltd. ("Cardem Insurance") and Jefferson Warrior Railroad Company, Inc. ("J.W. Railroad"), did not file petitions for reorganization under Chapter 11. The filing of the voluntary petitions resulted from a sequence of events stemming primarily from an inability of the Company's interest reset advisors to reset interest rates on approximately $624 million of outstanding indebtedness, which indebtedness by its terms required that the interest rates thereon be reset to the rate per annum such indebtedness should bear in order to have a bid value of 101% of the principal amount thereof as of December 2, 1989. The reset advisors' inability to reset the interest rates was primarily attributable to two factors: (i) uncertainties arising from the then-pending Veil Piercing Litigation, including the possibility either that such litigation would lead to the prohibition of further asset sales and debt repayment or that substantial new asbestos-related claims might become assertible against the Company, which uncertainties materially hindered the ability of the Company and its subsidiaries to pursue a refinancing or sell assets to reduce debt, and (ii) general turmoil in the high yield bond markets at such time, both of which depressed the bid value of such indebtedness.

    In January 1990, the Company and each of its subsidiaries which were party to the Chapter 11 Cases filed a declaratory judgment action (the "Adversary Proceeding") in the Bankruptcy Court against all known Asbestos Claimants who had filed Veil Piercing Claims, along with Celotex and Jim Walter Corporation, seeking a declaration, among other things, that (i) the corporate veil between Celotex and Original Jim Walter could not be pierced, (ii) the Company could not be held liable for the asbestos-related liabilities of either Celotex or Jim Walter Corporation on any grounds and (iii) the LBO could not be deemed a fraudulent conveyance.

    In October 1990, Celotex and one of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 with the Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Celotex Bankruptcy Court").

    In January 1994, the indenture trustees for certain pre-LBO debentures of Original Jim Walter assumed by the Company brought an action (the "Fraudulent Conveyance Lawsuit") for the benefit of the Company's estate and its creditors, which alleged that the issuance of debt in connection with the LBO constituted a fraudulent conveyance under New York and Florida law. The plaintiffs sought to avoid the obligations incurred by the Company and its subsidiaries in the LBO.

    On the Effective Date of the Plan of Reorganization the Company and its subsidiaries emerged from bankruptcy pursuant to the Plan of Reorganization. At that time, pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock were issued to certain former creditors and stockholders of the Company and its subsidiaries and $490,000,000 aggregate principal amount of the Company's 12.19% Series B Senior Notes Due 2000 (the "Senior Notes") were issued to certain former creditors of the Company and its subsidiaries. The Senior Notes were redeemed in full in January 1996. The plan of reorganization originally proposed by certain creditors and committees (the "Creditors Plan") provided that subordinated bondholders could elect to receive "Qualified Securities" (cash and/or Senior Notes) in lieu of Common Stock of the Company. The Plan of Reorganization confirmed by the Bankruptcy Court, which technically constituted a modification of the Creditors Plan, kept in place the bondholders' election. Certain subordinated bondholders, however, were unable to provide documentation evidencing their right to receive Qualified Securities within the two year time frame prescribed by the Plan of Reorganization. As a result, approximately 212,000 additional shares of Common Stock were issued in lieu of Qualified Securities.

    Also pursuant to the Plan of Reorganization, (i) the Veil Piercing Claims, the Veil Piercing Litigation and the Adversary Proceeding, among other things, were settled after a ruling by the Bankruptcy Court (which was affirmed on appeal by the United States District Court for the Middle District of Florida) finding in favor of the Company on every claim asserted in the Adversary Proceeding and (ii) the Fraudulent Conveyance Lawsuit was settled. This settlement of the Veil Piercing Litigation (the "Veil Piercing Settlement") was entered into among the Company, certain of its creditors, Celotex, Jim Walter Corporation and representatives of the Asbestos Claimants and provided for the dismissal of all the Veil Piercing Claims and the release of the Company, KKR, any and all of their present and former parents, subsidiaries, stockholders, partners, officers, directors and employees and certain other parties (collectively, the "Released Parties") from all liabilities relating to the LBO or associated with asbestos-related liabilities of Celotex or Jim Walter Corporation. The Veil Piercing Settlement is embodied in the Plan of Reorganization. The Veil Piercing Settlement, among other things, required Celotex and certain other parties to the Celotex bankruptcy proceedings to propose and use their respective best efforts to obtain confirmation of a plan of reorganization for Celotex that included an injunction pursuant to Section 524(g) of the Bankruptcy Code ("Section 524(g)") or other similar injunctive relief providing the same protection as a Section 524(g) injunction acceptable to each of the Released Parties.

    On October 7, 1996, Celotex and various other parties in the Celotex bankruptcy announced to the Celotex Bankruptcy Court that an agreement had been reached between the Asbestos Bodily Injury Claimants Committee and others (the "Bodily Injury Plan") and the Asbestos Property Damage Claimants Committee (the "Property Damage Plan") pursuant to which the Bodily Injury Plan proponents agreed to file with the Celotex Bankruptcy Court a Modified Joint Plant of Reorganization (the "Modified Plan") which would provide, among other things, for revised treatment of asbestos property damage claims. In accordance with the agreement, the Modified Plan was filed with the Celotex Bankruptcy Court on October 8, 1996 and superseded and replaced the Bodily Injury Plan and the Property Damage Plan. The Modified Plan provides for a Section 524(g) injunction as to all asbestos claimants. Such injunctive relief provides the Company with additional assurance that Veil Piercing Claims cannot be asserted in the future against the Company. See "Certain Risk Factors-Asbestos-Related Litigation Settlements."

    The Modified Plan was approved by a vote of the Celotex creditors and on December 6, 1996 the Celotex Bankruptcy Court entered an order confirming the Modified Plan. The Modified Plan became effective as of May 30, 1997.

    See "Certain Risk Factors" for information concerning certain risks associated with an investment in the Shares.

RECENT BUSINESS DEVELOPMENTS


    On October 15, 1997 the Company completed the acquisition of Applied Industrial Materials Corporation ("AIMCOR"), a leading international provider of products and outsourcing services to both the petroleum industry and to the steel, foundry and aluminum industries through its Carbon Products Division, and also a leading supplier of ferrosilicon in the southeastern United States through its Metals Division. The purchase price was approximately $410 million, subject to adjustments and certain indemnity obligations of the parties as required by the Stock Purchase Agreement. Also, on October 15, 1997, the Company completed a financing with NationsBank, N.A. ("NationsBank") whereby NationsBank provided credit facilities consisting of a $350 million revolving credit facility and a $450 million term loan facility (collectively, the "$800 Million Credit Agreement"). The $800 Million Credit Agreement was used to (a) finance the acquisition of AIMCOR, (b) replace an existing credit facility, (c) pay transaction costs and (d) provide ongoing working capital. The $350 million revolving credit facility includes a sub-facility for trade and other standby letters of credit in an amount up to $75 million at any time outstanding and a sub-facility for swingline advances in an amount not in excess of $25 million at any time outstanding. See "Description of Certain Indebtedness."


    In October 1997, the Company and its subsidiary, Jim Walter Resources, Inc. ("JWR"), agreed to settle the lawsuit filed in the Circuit Court for Tuscaloosa County, Alabama, against certain insurance carriers seeking payment of insurance pertaining to losses associated with a fire in November 1993 at JWR's Mine No.
5. The Company has entered into settlements with all of such insurers who, in the aggregate, have paid $24 million in full and final settlement of the Company's and JWR's claim.

                              CERTAIN RISK FACTORS

    Set forth below are certain significant risks involved in investing in the Shares offered by this Prospectus. Certain of the matters described below as well as other factors affecting the Company's businesses generally are described in the Company's Annual Report on Form 10-K for the year ended May 31, 1997, as amended by the Company's Amendment No. 1 thereto on Form 10-K/A, which is incorporated herein by reference, under the captions "Business and Properties" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and in certain Notes to the Consolidated Financial Statements: Note 1 (Recent History), Note 8 (Debt), Note 9 (Income Taxes) and Note 12 (Litigation) and the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997, which is incorporated herein by reference, under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition" and in certain Notes to the Consolidated Financial Statements: Note 3 (Instalment Notes Receivable and Mortgage-Backed/Asset-Backed Notes) and Note 6 (Subsequent Events).

LEVERAGE

    At November 30, 1997 the Company had total consolidated debt of approximately $2,502,543,000 and a ratio of total consolidated debt to stockholders' equity of approximately 7.8 to 1. Excluding the debt of the business trusts described below, which debt is secured by and satisfied only from the instalment notes held by the business trusts, the Company's leverage ratio was 2.1 to 1 at November 30, 1997. The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which, in turn, will be subject to general economic conditions and to financial, competitive, business and other factors, including factors beyond the Company's control. The level of the Company's indebtedness could restrict its flexibility in responding to changing business and economic conditions. Mid-State Homes, Inc., an indirect wholly owned subsidiary of the Company ("Mid-State Homes"), purchases instalment notes from Jim Walter Homes, Inc., another indirect wholly owned subsidiary of the Company ("Jim Walter Homes"), on homes constructed and sold by Jim Walter Homes and services such instalment mortgage notes. Mid-State Trust II ("Trust II"), Mid-State Trust III ("Trust III"), Mid-State Trust IV ("Trust IV") and Mid-State Trust VI ("Trust VI") are business trusts organized by Mid-State Homes, which owns all the beneficial interest in Trust III, Trust IV and Trust VI. Trust IV owns all of the beneficial interest in Trust II. The assets of Trust II, Trust III, Trust IV and Trust VI are not available to satisfy claims of general creditors of Mid-State Homes or the Company and its other subsidiaries. The liabilities of Trust II, Trust III, Trust IV and Trust VI for their publicly issued debt are to be satisfied solely from proceeds of the underlying instalment notes and are non-recourse to Mid-State Homes and the Company and its other subsidiaries. On February 27, 1995, Mid-State Homes established Mid-State Trust V ("Trust V"), a business trust in which Mid-State Homes owns all the beneficial interest, to provide temporary financing to Mid-State Homes for its current purchases of instalment notes and mortgages from Jim Walter Homes. On March 3, 1995, Trust V entered into a Variable Funding Loan Agreement (the "Mid-State Trust V Variable Funding Loan Agreement") with Enterprise Funding Corporation, an affiliate of NationsBank N.A., as lender, and NationsBank N.A. (Carolinas), as Administrative Agent. The agreement provides for a three-year $500,000,000 credit facility (subsequently reduced to $400,000,000 on July 31, 1997) (the "Mid-State Trust V Variable Funding Loan") secured by the instalment notes and mortgages Trust V purchases from Mid-State Homes. The Company believes that the Mid-State Trust V Variable Funding Loan Agreement will provide Mid-State Homes with the funds needed to purchase the instalment notes and mortgages generated by Jim Walter Homes. The Company also believes that, under present operating conditions, sufficient operating cash flow will be generated to make all required interest and principal payments and planned capital expenditures and meet substantially all operating needs. It is further expected that amounts available under the $800 Million Credit Agreement (as defined in "Description of Certain Indebtedness--Credit Facilities") will be sufficient to meet peak operating needs of the Company.

    The degree to which the Company is leveraged and the terms governing the Company's debt instruments, including restrictive covenants and events of default, could have important consequences to holders of the Shares, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness; (iii) terms of the Company's debt instruments restrict the Company's ability to pay dividends and impose other operating and financial restrictions; (iv) the Company may be more leveraged than other providers of similar products and services, which may place the Company at a competitive disadvantage; and (v) the Company's significant degree of leverage could make it more vulnerable to changes in general economic conditions. Unexpected declines in the Company's future business, increases in interest rates or the inability to borrow additional funds for its operations if and when required could impair the Company's ability to meet its debt service obligations and, therefore, have a material adverse effect on the Company's business and future prospects. No assurance can be given that additional debt or equity funds will be available when needed or, if available, on terms which are favorable to the Company. Moreover, the terms of the Company's indebtedness contain change in control provisions which may have the effect of discouraging a potential takeover of the Company.

    Borrowings under the Company's $800 Million Credit Agreement bear interest at rates that fluctuate. As of November 30, 1997, borrowings under this facility totaled $692.1 million. In addition, there were $32.1 million face amount of letters of credit outstanding thereunder. See "Description of Certain Indebtedness--Credit Facilities."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS


    The Company has not paid cash dividends on its Common Stock and currently has no intention of paying any cash dividends on the Common Stock. In addition, the covenants in certain debt instruments to which the Company is a party restrict the ability of the Company to pay cash dividends. Under the $800 Million Credit Agreement, the Company may pay dividends in an amount not to exceed: $10,000,000 plus 50% of Consolidated Net Income (as defined in the $800 Million Credit Agreement) less the amount of any other Restricted Payments (as defined in the $800 Million Credit Agreement) in any fiscal year provided that no default under the $800 Million Credit Agreement has occurred or would result from the payment of such dividends. See "Description of Certain Indebtedness--Credit Facilities."


HOLDING COMPANY STRUCTURE

    The Company has no business operations other than (i) holding the capital stock of its operating subsidiaries and intermediate holding companies, (ii) holding cash, cash equivalents and marketable securities and (iii) advancing funds to, and receiving funds from, its subsidiaries. In repaying its indebtedness the Company relies primarily on cash flows from its subsidiaries, including debt service and dividends. The ability of the Company's subsidiaries to make payments with respect to advances from the Company will be affected by the obligations of such subsidiaries to their creditors. The ability of such subsidiaries to pay dividends will be subject to applicable law. The $800 Million Credit Agreement is secured by guarantees and pledges of the capital stock of all domestic subsidiaries of the Company other than Mid-State Holdings Corporation and its subsidiary (collectively, "Mid-State Holdings").

RESTRICTIVE COVENANTS

    The $800 Million Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the $800 Million Credit Agreement, the Company is required to maintain specified financial ratios and comply with certain financial tests, including fixed charge coverage and maximum leverage ratios, some of which become more restrictive over time. The $800 Million Credit Agreement is secured by guarantees and pledges of the capital stock of all domestic subsidiaries of the Company other than Mid-State Holdings. The Trust V Variable Funding Loan Agreement's covenants, among other things, restrict the ability of Trust V to dispose of assets, create liens and engage in mergers and consolidations.

    The Company currently is in compliance with the covenants and restrictions contained in its existing debt instruments. However, its ability to continue to so comply may be affected by events beyond its control. The breach of any of these covenants or restrictions could result in a default under those debt instruments, which would permit the lenders or other creditors thereunder to declare all amounts borrowed thereunder to be due and payable together with accrued and unpaid interest, would result in the termination of the commitments of the lenders under the $800 Million Credit Agreement to make further loans and issue letters of credit and could permit such lenders and other creditors to proceed against the collateral securing the obligations owing to them. Any such default could have a significant adverse effect on the market value and the marketability of the Shares. See "Description of Certain Indebtedness-- Credit Facilities."

RISKS OF BUSINESS DOWNTURN; EXPIRATION OF LONG-TERM CONTRACT

    Certain of the Company's businesses are affected by general economic or other factors outside their control. The sales of United States Pipe and Foundry Company, Inc. ("U.S. Pipe") are dependent to some extent upon the rate of residential and non-residential building construction and other forms of construction activity, and are thus subject to certain economic factors such as general economic conditions, the underlying need for construction projects, interest rates and governmental incentives provided to building projects. The cyclical nature of U.S. Pipe's business is offset to some extent by U.S. Pipe's sales to the replacement market. The replacement market generally fluctuates less than the rate of new construction and therefore tends to have a stabilizing influence during a period of depressed construction activity. Jim Walter Homes is also sensitive to certain general economic and other factors. Its business has tended to be countercyclical to national home construction activity. In times of high interest rates or lack of availability of mortgage funds, and thus limited new home construction, Jim Walter Homes' volume of home sales tends to increase due to the terms of the financing it offers. However, in times of low interest rates and increased availability of mortgage funds, Jim Walter Homes' volume of home sales tends to decrease. Also, in times of low interest rates and high availability of mortgage funds, additional competition is able to enter the market.

    A significant portion of the sales of JWR are made pursuant to long-term contracts, which tend to stabilize the results of its operations. The most significant of these contracts is JWR's contract to sell Alabama Power Company ("Alabama Power") 4.0 million tons of compliance steam coal per year through August 31, 1999 at prices which are currently significantly above market prices. There can be no assurance as to whether or on what terms this contract will be renewed. If the contract with Alabama Power is not renewed, the Company currently intends that JWR will sell the coal currently being sold to Alabama Power to other customers as metallurgical coal, the current market price of which generally exceeds the market price of compliance steam coal. If the contract with Alabama Power is not renewed, there can be no assurance as to whether or on what terms JWR would be able to sell all of the coal currently being sold to Alabama Power. Based on the current market prices of metallurgical and compliance steam coal, the expiration of the contract with Alabama Power could, in management's estimation, result in a decrease in JWR's annual revenue of up to $50 million. In 1996, JWR embarked on a cost cutting program intended to reduce operating costs at its Mining Division by 20% from fiscal 1997 levels over the next three years. If those cost cutting reductions are fully achieved, the Company currently believes that a decrease in annual revenue of the magnitude referred to above in fiscal 2000 will not have a material adverse effect on the results of operations of the Company as compared to fiscal 1997. However, there can be no assurances as to the extent to which such cost reductions will be achieved or what the market prices of metallurgical and compliance steam coal will be in the future.


ASBESTOS-RELATED LITIGATION SETTLEMENTS

    As discussed more fully under "The Company--Recent History," the Company and the Indemnitees were defendants in the Veil Piercing Litigation and are beneficiaries of the Veil Piercing Settlement.

    In order for a holder of a Veil Piercing Claim or any claim related to the LBO which is held by any person who has asserted or may in the future assert Veil Piercing Claims (such claims and Veil Piercing Claims, whether asserted in the past or in the future, collectively, the "Settlement Claims") to assert that Settlement Claim against the Company or any of the Indemnitees, such holder would have to attack (i) the Plan of Reorganization, (ii) the approval of a class consisting of all present and future holders of Settlement Claims other than Celotex, including Asbestos Claimants, (iii) the approval of the Veil Piercing Settlement and (iv) all of the actions taken under the Veil Piercing Settlement. Because there were no objections to the Plan of Reorganization or the Veil Piercing Settlement (apart from an objection of the United States Environmental Protection Agency (the "EPA") concerning the scope of certain releases affecting government environmental claims, which appeal has been dismissed), such an attack would have to be based upon an alleged failure to provide due process under the United States Constitution. The Company believes, and the Bankruptcy Court has found, that due process requirements have been met. Should such an attack be sustained, however, the Company, the Indemnitees and the other Released Parties could be exposed to additional liabilities in the future of an indeterminate, but possibly substantial, amount.

    Future holders of Settlement Claims may also attack injunctions issued in connection with the Veil Piercing Settlement against legal actions against the Released Parties in respect of Settlement Claims. Such attacks might be on the grounds that the Bankruptcy Court did not have jurisdiction over such future claims. The Company believes that the Bankruptcy Court and the Celotex Bankruptcy Court have jurisdiction to issue "channeling" injunctions barring such future claims, if any. In addition, the provisions of Section 524(g) explicitly authorize an injunction barring claims by future claimants asserting asbestos-related diseases. The Celotex Bankruptcy Court confirmed a plan of reorganization containing such an injunction, as contemplated by the Veil Piercing Settlement. That plan of reorganization has been consummated. Section 524(g) is thus an additional basis for preventing future Settlement Claims from being asserted against the Company, the Indemnitees and the other Released Parties. However, a future holder of a Settlement Claim may try to attack
Section 524(g) as unconstitutional or try to preclude its application. Should that happen, the Company, the Indemnitees and the other Released Parties could be exposed to additional liabilities in the future of an indeterminate, but possibly substantial, amount.

    It is also possible that some constituencies might seek to have the terms of the Veil Piercing Settlement altered. In the National Gypsum reorganization, the trust established to settle asbestos claims has sought an order requiring the reorganized debtor in that case to make additional payments to the trust. The Company believes that should not happen in its case because the settlement amount was paid into a separate trust with allocation of such funds to be decided in the Celotex bankruptcy proceeding pursuant to final court orders in both cases. Any such request would have to be made to the Bankruptcy Court, which has previously approved the settlement payment as fair, and/or the Celotex Bankruptcy Court, which also has previously approved the settlement payment as fair. However, should such a request be made and granted, the Company, the Indemnitees and the other Released Parties could be exposed to additional liabilities in the future of an indeterminate, but possibly substantial, amount.

EFFECT OF FUTURE SALES OF COMMON STOCK

    No prediction can be made as to the effect, if any, that future sales of Shares, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Pursuant to the Plan of Reorganization, an aggregate of 50,494,313 shares of Common Stock were issued on the Effective Date of the Plan of Reorganization. On September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization), 494,313 additional shares of Common Stock were issued to certain current and former stockholders of the Company and 3,880,140 additional shares were issued to an escrow account and may be distributed to such stockholders to the extent that certain contingencies regarding Federal Income Tax Claims (as defined in "Description of Capital Stock-Additional Stock Issuances") of the Company are resolved satisfactorily. On July 12, 1997, 9,690 shares of Common Stock were released from escrow and cancelled because certain former stockholders did not tender their shares of Walter Industries common stock subject to Chapter 11 proceedings within the two-year time frame prescribed by the Plan of Reorganization and thus are ineligible to receive the escrowed shares. Approximately 212,000 shares have been issued to certain subordinated bondholders who were unable to provide documentation evidencing their right to receive Qualified Securities within the two-year time frame prescribed by the Plan of Reorganization. See "Description of Capital Stock-Additional Stock Issuances." Pursuant to Section 1145 of the Bankruptcy Code, all of the issued and outstanding shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy
Code) or subsequently acquired by an "affiliate" of the Company. Except in limited circumstances, none of the holders of such shares has agreed to restrict or otherwise limit in any way such holder's ability to dispose of such shares of Common Stock. See "Description of Capital Stock-Common Stock Registration Rights Agreements." No assurance can be given that sales of substantial amounts of Common Stock will not occur in the foreseeable future or as to the effect that any such sales, or the perception that such sales may occur, will have on the market or the market price of the Common Stock.

TAX CONSIDERATIONS


    A substantial controversy exists with regard to federal income taxes allegedly owed by the Company. Proofs of claim have been filed by the Internal Revenue Service (the "IRS") for taxes, interest and penalties in the amounts of $110,560,883 with respect to fiscal years ended August 31, 1980 and August 31, 1983 through August 31, 1987, $31,468,189 with respect to fiscal years ended May 31, 1988 (nine months) and May 31, 1989 and $44,837,693 with respect to fiscal years ended May 31, 1990 and May 31, 1991. These proofs of claim represent total adjustments to taxable income of approximately $360 million for all tax periods at issue. Included in the proofs of claim is an adjustment to taxable income disallowing a deduction of approximately $51 million for hedging losses incurred during fiscal year 1988. This issue was conceded by the IRS pursuant to a joint stipulation of parties approved by the Bankruptcy Court by an order dated January 3, 1997. In December 1997, the IRS advised the Company that the IRS has agreed to concede an issue involving adjustments to taxable income of approximately $127 million for amortization deductions for tax years 1988 through 1991 related to certain debt issuance costs. The concession is subject to Bankruptcy Court approval, which the Company expects to obtain prior to the end of fiscal 1998. Objections to the proofs of claim have been filed by the Company and the various issues are being litigated in the Bankruptcy Court. The Company believes that the balance of such proofs of claim are substantially without merit and intends to defend vigorously such claims, but there can be no assurance as to the ultimate outcome.


    Set forth under "Certain Federal Income Tax Consequences" is a description of certain United States federal income tax consequences to prospective purchasers expected to result from the purchase, ownership and sale or other disposition of the Shares under currently applicable law.

CERTAIN CORPORATE GOVERNANCE MATTERS; ANTITAKEOVER LEGISLATION

    The Restated Certificate of Incorporation of the Company (the "Charter") and the Plan of Reorganization provide that until March 17, 1998 the Board of Directors of the Company shall have nine members, two of whom must be Independent Directors (as defined in the Charter), three of whom (currently Kenneth E. Hyatt, Richard E. Almy and James W. Walter (a non-employee director as of October 6, 1995)) are to be selected by the remaining directors from the senior officers of the Company, two of whom must be designated by KKR, an affiliate of certain principal stockholders of the Company, and two of whom must be designated by Lehman Brothers Inc. ("Lehman"), whose affiliate Lehman Brothers Holdings Inc. ("Lehman Holdings") is another principal stockholder of the Company (except that (i) in certain circumstances KKR will have the right to compel the resignation of one of Lehman's designees and designate the successor, (ii) in certain circumstances Lehman will have the right to compel the resignation of one of KKR's designees and designate the successor and (iii) Lehman's or KKR's designees must resign if Lehman or KKR, as the case may be, cease to beneficially own a specified equity interest in the Company). As a result of the foregoing provision, stockholders of the Company other than Lehman and KKR will not have the ability to elect any of the Company's directors prior to March 17, 1998.


    In addition, the Charter and the Company's By-laws provide that until March 17, 1998 each committee of the Board of Directors (other than the Tax Oversight Committee) must include a number of directors designated by KKR and Lehman, respectively, so that each of KKR and Lehman has representation on the committee proportionate to its representation on the Board of Directors. The Charter provides that the foregoing provision and certain other provisions of the By-laws cannot be amended by the Board of Directors prior to March 17, 1998, unless 67% of the whole Board of Directors votes in favor of the amendment.

    The foregoing provisions would, among other things, impede the ability of a third party to acquire control of the Company by seeking election of its nominees to the Board of Directors.

    In addition, Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date on which such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Charter does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

    For purposes of Section 203, the Board of Directors has approved the transaction (the consummation of the Plan of Reorganization) which resulted in Lehman and the Celotex Settlement Fund Recipient becoming "interested stockholders" and, accordingly, the Company believes that neither of them will be subject to the restrictions of Section 203 unless it ceases to be the owner of 15% or more of the outstanding voting stock of the Company and seeks to reattain such level of ownership. The Board of Directors also approved the purchase of Common Stock by Channel One Associates, L.P., a limited partnership, the general partner of which is KKR Associates, L.P. ("Channel One"), and its affiliates and associates of 15% or more of the outstanding voting stock of the Company through open market purchases or otherwise. Accordingly, the Company believes that none of Channel One and its affiliates and associates (including JWC Associates, L.P., JWC Associates II, L.P. and KKR Partners II, L.P. (the "KKR Investors")) will be subject to the restrictions of Section 203. In connection with the above-described approval of the Board of Directors, Channel One and the KKR Investors agreed with the Company that they will not, and will not permit any of their affiliates to, vote any shares of Common Stock of the Company or otherwise take any other action to modify the composition of the Board of Directors of the Company prior to April 6, 1998 other than as expressly provided for in the Company's Charter and the Plan of Reorganization and that during such period they will not participate in the solicitation of proxies to vote, or seek to advise or influence any person with respect to voting securities of the Company to modify the composition of the Board of Directors, or propose, assist in or encourage any person in connection with any of the foregoing.

ENVIRONMENTAL MATTERS

    The Company and its subsidiaries are subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants, mines and other facilities, and with respect to remediating environmental conditions that may exist at its own and other properties. The Company believes that it and its subsidiaries are in substantial compliance with federal, state and local environmental laws and regulations. Expenditures for compliance of ongoing operations and for remediation of environmental conditions arising from past operations in the fiscal year ended May 31, 1997 and May 31, 1996 were approximately $6.8 million and $5.1 million, respectively. Because environmental laws and regulations on the federal, state and local levels continue to evolve, and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations. Consequently, the Company can give no assurance that such expenditures will not be material in the future. Capital expenditures for environmental requirements are anticipated to average approximately $6.0 million per year in the next five years.

    U.S. Pipe, a wholly owned subsidiary of the Company, has implemented an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act) in connection with the completion of the LBO. The ACO required soil and ground water cleanup. U.S. Pipe has completed, pending final approval, the soil cleanup required by the ACO. U.S. Pipe also has completed, pending final approval, ground water treatment as ordered in the ACO. Ground water monitoring as required by the ACO continues. It is not known how long ground water monitoring will be required. Management does not believe any further cleanup costs will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

    The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the United States

Environmental Protection Agency (the "EPA"), the states and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. Currently, U.S. Pipe has been identified as a potentially responsible party ("PRP") by the EPA under CERCLA with respect to cleanup of hazardous substances at two sites to which its wastes allegedly were transported. U.S. Pipe is one of many PRP's at such sites and is in the process of preliminary investigation of its relationship to these sites, if any, to determine the nature of its potential liability and amount of remedial costs to clean up such sites. Although no assurances can be given that U.S. Pipe will not be required in the future to make material expenditures relating to these sites, management does not believe at this time that the cleanup costs it will be called on to bear, if any, associated with these sites will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries. Management believes the extent of U.S. Pipe's involvement, if any, to be minor in relation to that of other named PRP's, a significant number of which are substantial companies.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

    In conjunction with the closing of the AIMCOR acquisition, on October 15, 1997 the Company completed an $800 million financing with NationsBank, National Association. The financing consisted of a $350 million revolving credit facility ("Revolving Credit Facility") and a $450 million six-year term loan (the "Term Loan"). Proceeds from the financing were used to (a) finance the acquisition of AIMCOR, (b) pay transaction costs, (c) provide ongoing working capital and (d) replace an existing bank credit facility. The $800 Million Credit Agreement is secured by guarantees and pledges of the capital stock of all domestic subsidiaries of the Company other than Mid-State Holdings. Net cash proceeds from (a) asset sales where the aggregate consideration received exceeds $20,000,000 and the cumulative amount of such proceeds from such sales since the most recent preceding prepayment equals or exceeds $5,000,000, (b) each Permitted Receivables Securitization (as defined in the $800 Million Credit Agreement) or (c) the issuance of Consolidated Indebtedness (as defined in the $800 Million Credit Agreement) permitted thereunder must be applied to permanently reduce the $800 Million Credit Agreement. There have been no such proceeds to date. The Revolving Credit Facility has a term of six years and the Term Loan amortizes over a six-year period. Scheduled principal payments to be made on the Term Loan in each of the six years commencing October 15, 1998 are $25,000,000, $50,000,000, $75,000,000, $75,000,000, $100,000,000 and
$125,000,000, respectively.

    The $800 Million Credit Agreement contains a number of covenants, including restrictions on liens, indebtedness, leases, mergers, sales or dispositions of assets, investments, dividends, repurchases of shares of capital stock, prepayment of indebtedness and capital expenditures, as well as financial covenants with respect to leverage ratios, and fixed charge coverage ratios. The borrowers are required to maintain a leverage ratio (the ratio of indebtedness to consolidated EBITDA) of not more than 3.90 to 1 for the measurement period ending May 30, 1998, 3.75 to 1 for the measurement period commencing May 31, 1998 and ending May 30, 1999 and 3.25 to 1 thereafter. The borrowers' fixed charge coverage ratio (the ratio of (a) EBITDA minus capital expenditures to (b) the sum of all required principal payments on outstanding indebtedness, interest expense and dividends paid) is required to be at least 1.25 to 1 at the end of each Four Quarter Period (as defined in the $800 Million Credit Agreement) for the duration of the $800 Million Credit Agreement. Compliance by the borrowers with the above-referenced measures is required under the $800 Million Credit Agreement beginning with the period ending February 28, 1998.

    Borrowings under the Company's $800 Million Credit Agreement bear interest at rates that fluctuate. As of November 30, 1997, borrowing under the $800 Million Credit Agreement totaled $692.1 million. In addition, there were $32.1 million face amount letters of credit outstanding thereunder.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.01 per share. On June 24, 1997, the Company repurchased 1,387,092 shares of outstanding Common Stock and such shares are being held as treasury stock. At November 30, 1997, there were 53,695,115 shares of Common Stock issued and outstanding. See "Additional Stock Issuances" below. Harris Trust and Savings Bank is the transfer agent and registrar for the Common Stock.

COMMON STOCK

    The holders of the Common Stock are entitled to one vote for each share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of the issued and outstanding shares of Common Stock, represented in person or by proxy.

    Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for dividends. See "Certain Risk Factors--Dividend Policy; Restrictions on Payment of Dividends". In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, after payment of all obligations of the Company.

    The outstanding shares of the Common Stock (including the Shares offered hereby) are duly authorized, validly issued, fully paid and nonassessable.

ADDITIONAL STOCK ISSUANCES

    Pursuant to the Plan of Reorganization, the Company was or may be required to issue additional Common Stock to the holders of common stock of the Company immediately prior to the Effective Date of the Plan of Reorganization ("Original Stockholders") on the dates and in the amounts described below, in each case on a pro rata basis. Solely for the purpose of calculating the number of shares to be issued in these issuances, such additional Common Stock will be valued at a price per share of $22.86 (the "Common Stock Value Per Share"). Original Stockholders have received and will be entitled to receive shares of Common Stock as follows:

        (A) On the date on which a final, non-appealable order is entered resolving the total amount of claims of the IRS against the Company or any of its subsidiaries (other than Cardem Insurance and J.W. Railroad) arising prior to the Effective Date of the Plan of Reorganization and entitled to priority under Section 507(a)(7) of the Bankruptcy Code ("Federal Income Tax Claims"), the Original Stockholders will receive Common Stock with an aggregate Common Stock Value Per Share equal to the amount by which the total amount of the Federal Income Tax Claims is reduced below $27 million (the "Federal Income Tax Claims Differential"). Such Common Stock shall be, first, issued by the Company directly to the Original Stockholders up to a number of shares having an aggregate Common Stock Value Per Share equal to the excess, if any, of (A) $88.7 million over (B) the aggregate Common Stock Value Per Share of all shares of Common Stock theretofore issued into escrow as described in the next paragraph, and second, be satisfied by the release from such escrow of any remaining shares of Common Stock issuable to Original Stockholders pursuant to such provisions.

        (B) The Plan of Reorganization provides that if, on or prior to August 24, 1995 (the 160th day following the Effective Date of the Plan of Reorganization), (i) one or more Veil Piercing Settlement Tax Savings Events (as defined below) had not occurred in respect of (and the Tax Oversight Committee had not determined) the maximum Veil Piercing Settlement Tax Savings Amount (as defined below) that could result from a good faith claim by the Company's consolidated tax group of both (a) a refund with respect to tax years prior to the tax year in which the Effective Date of the Plan of Reorganization occurred, and (b) a deduction with respect to the tax year in which the Effective Date of the Plan of Reorganization occurs (collectively, the "Initial Claim"), or (ii) the Company had not issued and delivered into escrow with an escrow agent selected by the Company, Lehman and AIF II, L.P., certain of its affiliates and certain accounts controlled or managed by such affiliates (AIF II, L.P., such affiliates and accounts, collectively, "Apollo") certificates representing shares of Common Stock having an aggregate Common Stock Value Per Share equal to the full amount of such maximum Veil Piercing Settlement Tax Savings Amount, then not later than September 13, 1995 (the 180th day after the Effective Date of the Plan of Reorganization) the Company was to issue and deliver into escrow certificates representing Common Stock having an aggregate Common Stock Value Per Share equal to the sum of (i) that part of the Veil Piercing Settlement Tax Savings Amount arising from the Initial Claim in respect of which shares of Common Stock had not theretofore been issued into escrow, as such Veil Piercing Settlement Tax Savings Amount (whether or not a Veil Piercing Settlement Tax Savings Event shall previously have occurred) was estimated in good faith by the Chief Financial Officer of the Company and set forth in a certificate delivered to the Tax Oversight Committee (and such amount shall be the Veil Piercing Settlement Tax Savings Amount for purposes of provisions described in this sentence) and (ii) an additional amount equal to the lesser of (a) $13 million and (b) an amount that would cause the total number of shares of Common Stock to be issued into escrow to have an aggregate Common Stock Value Per Share equal to $88.7 million. A "Veil Piercing Settlement Tax Savings Event" is any filing by the Company's consolidated tax group or any member thereof of a tax return for a tax year ending on or after May 31, 1995 or a claim for refund or deduction for a tax year ending prior to May 31, 1995 on which a Veil Piercing Settlement Tax Savings Amount was claimed. A "Veil Piercing Settlement Tax Savings Amount" is the difference between (i) the aggregate amount of federal, state and local tax payable by members of the Company's consolidated group as reported on such members' relevant tax returns and (ii) the aggregate amount of federal, state and local income tax that would have been reported on such returns if the distribution under the Veil Piercing Settlement Agreement had not been made, as determined by the Tax Oversight Committee. The Company believes that it may properly deduct in full the payment made under the Plan of Reorganization to Celotex, in its capacity as the Celotex Settlement Fund Recipient, but there can be no assurance that the IRS will not challenge the deduction and, if it does so, whether such challenge will succeed. On August 23, 1995, the Chief Financial Officer of the Company delivered the aforementioned certificate to the Tax Oversight Committee, and on September 13, 1995 the Company delivered 3,880,140 shares of Common Stock into escrow. The number of shares delivered in escrow was derived by dividing the requisite amount of aggregate Common Stock Value Per Share ($88.7 million), calculated as described above, by a negotiated per share valuation of $22.86 which was based upon a valuation of the Company (the "Net Enterprise Value") negotiated by the various parties to the Plan of Reorganization. The Net Enterprise Value, after certain adjustments, was divided by 50 million shares anticipated to be issued pursuant to the Plan of Reorganization to the creditors and Original Stockholders to derive the Common Stock Value Per Share.

        The Original Stockholders, on a pro rata basis, are entitled to exercise all voting rights of, and receive all dividends and other distributions on, Common Stock held in escrow. The amount of such dividends and other distributions must be returned to the Company if such shares are subsequently cancelled prior to release from escrow. Such shares will be released from escrow as soon as practicable after the Tax Oversight Committee determines that the applicable Veil Piercing Settlement Tax Savings Amount is no longer subject to adjustment because (i) the statutory period during which assessments (or denial of a refund claim) can be made with respect to such Veil Piercing Settlement Tax Savings Amount has passed,
    (ii) the Company and the IRS or other relevant taxing authority have entered into a closing or similar agreement governing the years or issues in question with respect to such Veil Piercing Settlement Tax Savings Amount, or (iii) a court decision determining the income tax liability (or the right to such refund) with respect to such Veil Piercing Settlement Tax Savings Amount has been rendered and the time period for the filing of an appeal has passed.

        Notwithstanding and in addition to the foregoing, the Plan of Reorganization provides that $11.3 million of Common Stock (as calculated using the Common Stock Value Per Share) be issued directly to the Original Stockholders on a pro rata basis at the same time as shares of Common Stock are first issued into escrow; accordingly, on September 13, 1995, the Company issued 494,313 shares of Common Stock to the Original Stockholders on a pro rata basis.

    The Plan of Reorganization limits the number of shares issuable under the provisions described in (A) and (B) above to that number of shares of Common Stock that, when added to the shares issued to the Original Stockholders on the Effective Date of the Plan of Reorganization, has an aggregate Common Stock Value Per Share of $250 million. The Plan of Reorganization contains an arbitration provision for the final determination of any dispute that may arise between KKR (the principal Original Stockholder) and the Tax Oversight Committee with respect to any determination made by the Tax Oversight Committee regarding the provisions of the Plan of Reorganization described in (B) above. The Plan of Reorganization also provides that, for purposes of the Federal Income Tax Claims Differential, the amount of Federal Income Tax Claims shall not be reduced by any Veil Piercing Settlement Tax Savings Amount and that any terms of any settlement or agreement regarding Federal Income Tax Claims shall not be agreed to by the Company or any subsidiary thereof without the prior consent of the Tax Oversight Committee.

    Pursuant to the Plan of Reorganization, a total of 54,868,766 shares of Common Stock were issued to creditors and former stockholders of the Company. The Creditors Plan provided that subordinated bondholders could elect to receive "Qualified Securities" (cash and/or new Senior Notes) in lieu of Common Stock of the Company. The Plan of Reorganization confirmed by the Bankruptcy Court, which technically constituted a modification of the Creditors Plan, kept in place the bondholders' election. Certain subordinated bondholders, however, were unable to provide documentation evidencing their right to receive Qualified Securities within the two-year time frame prescribed by the Plan of Reorganization. As a result, approximately 212,000 additional shares of Common Stock were issued in lieu of Qualified Securities in 1997. In addition, certain former stockholders did not tender their shares, which resulted in approximately 17,000 shares not being issued. On July 12, 1997, 9,690 shares of Common Stock were released from escrow and cancelled because certain former stockholders did not tender their shares of Walter Industries Common Stock subject to Chapter 11 proceedings within the two-year time frame prescribed by the Plan of Reorganization and thus were ineligible to receive the escrowed shares.

    The Company is authorized to issue additional shares of capital stock from time to time. There are no specific restrictions upon such issuances, except that the Charter prohibits the issuance of non-voting equity securities if, and only to the extent that and so long as, Section 1123 of the Bankruptcy Code is applicable and would prohibit such issuance. The Company's stockholders will not have preemptive rights to purchase additional shares of capital stock of the Company upon any issuance of such shares authorized by the Board.

STOCKHOLDER'S AGREEMENT

    Pursuant to the Stockholder's Agreement dated as of the Effective Date of the Plan of Reorganization (the "Stockholder's Agreement") between the Company and the Celotex Settlement Fund Recipient, the Celotex Settlement Fund Recipient has agreed that it or its successor, in any vote or action by written consent by holders of Common Stock on any matter submitted to a vote of holders of Common Stock, will vote, and execute written consents with respect to, the shares of Common Stock held by it for and/or against such matter in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock. Identical restrictions on the voting of the Celotex Settlement Fund Recipient's Common Stock are contained in the Charter and in the Plan of Reorganization. Pursuant to the Stockholder's Agreement, the Celotex Settlement Fund Recipient further agreed not to, and to cause its affiliates not to, offer, sell, assign, give, pledge, encumber or otherwise dispose of any shares of its Common Stock or any interest therein or right thereto to any person that is a successor to or creditor of the Celotex Settlement Fund Recipient or a creditor of Celotex (any such creditor, a "Celotex Settlement

Fund Beneficiary"), in such person's capacity as such, unless such person executes and delivers an instrument, in form and substance reasonably satisfactory to the Company, pursuant to which it agrees to be bound by the Stockholder's Agreement to the same extent as the Celotex Settlement Fund Recipient. Pursuant to the Modified Plan, the shares of Common Stock held of record by the Celotex Settlement Fund Recipient are vested in the Asbestos Settlement Trust. The Asbestos Settlement Trust has agreed to be bound by the Stockholder's Agreement to the same extent as the Celotex Settlement Fund Recipient.

TAG-ALONG AND VOTING RIGHTS AGREEMENT

    Pursuant to the Tag-Along and Voting Rights Agreement dated as of the Effective Date of the Plan of Reorganization (the "Tag-Along and Voting Rights Agreement") among Celotex, on behalf of the Celotex Settlement Fund Recipient, Apollo and Lehman (collectively, the "Tag-Along Stockholders") each Tag-Along Stockholder agreed that if it proposes to dispose of any Common Stock held by it on the Effective Date of the Plan of Reorganization to any third party (other than transactions described below), the other Tag-Along Stockholders will have the right to include the shares of Common Stock held by them on the Effective Date of the Plan of Reorganization in such disposition transaction on the same terms and conditions, provided, however, that if the initiating Tag-Along Stockholder is Lehman or Apollo, then Lehman or Apollo, respectively, will not be entitled to participate in such disposition transaction. If the Tag-Along Stockholders collectively desire to sell more shares of Common Stock than the proposed purchaser desires to purchase, each Tag-Along Stockholder shall sell a pro rata number of its shares. The foregoing does not apply to any transaction effected on a national securities exchange, on the National Association of Securities Dealers Automated Quotation System or through a registered broker-dealer or made pursuant to a public offering under an effective registration statement under the Securities Act. The foregoing also does not apply to any disposition by a Tag-Along Stockholder to an affiliate or by the Celotex Settlement Fund Recipient to a successor or a Celotex Settlement Fund Beneficiary. The parties have agreed that any of their transferees which is an affiliate or, in the case of the Celotex Settlement Fund Recipient, a successor or a Celotex Settlement Fund Beneficiary must, prior to such transfer, agree in writing to be bound by the Tag-Along and Voting Rights Agreement as if it had been an original party thereto.

    The Celotex Settlement Fund Recipient also has agreed, and will cause each of its affiliates, to vote and execute written consents with respect to their shares of Common Stock in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock, in any vote or action by written consent by holders of Common Stock.

COMMON STOCK REGISTRATION RIGHTS AGREEMENTS


    The Company entered into a Registration Rights Agreement, dated as of the Effective Date of the Plan of Reorganization (the "Common Stock Registration Rights Agreement"), with certain holders (Lehman Brothers Inc., JWC Associates, L.P., JWC Associates II, L.P., KKR Partners II, L.P., Kenneth J. Matlock, James
W. Walter, William H. Weldon, William N. Temple, Donald M. Kurucz, Robert W. Michael, William Carr, Sam J. Salario, David L. Townsend and Celotex; collectively, the "Common Stock Holders") of Common Stock pursuant to which the Company agreed to file an initial shelf registration statement (the "Initial Shelf Common Stock Registration Statement") and the Registration Statement of which this Prospectus forms a part (the "Second Common Stock Shelf Registration") and use its reasonable best efforts to keep such Second Common Stock Shelf Registration continuously effective for up to twelve months.


    After each period of effectiveness, one or more Common Stock Holders may request to have all or part of their Common Stock as to which registration pursuant to the Securities Act is required for public sale ("Registrable Common Stock") registered under the Securities Act, and all other Common Stock Holders have the right to participate in any such registration; provided that (i) the Company is not required to effect more than two such registrations, (ii) no such registration may be requested within 180 days of the effectiveness of any such earlier registration or a registration as to which Common Stock Holders have "piggyback" registration rights (as discussed below), (iii) the Company is not required to effect any such registration unless at least 5% of the shares of Registrable Common Stock outstanding at the time of such request is to be included in such registration and (iv) if the intended method of distribution is an underwritten public offering, the Company may require the underwriting to be conducted on a "firm commitment" basis. Any such requested registration may be effected pursuant to a shelf registration statement under Rule 415 of the Securities Act (a "Shelf Registration"); any such registration (other than a Shelf Registration, which must be kept effective by the Company for up to one year, if made pursuant to the first demand under the provisions described in this paragraph or nine months otherwise) need not be kept effective by the Company for more than 90 days. If the intended method of distribution is an underwritten public offering, the underwriters must be nationally recognized, selected by Common Stock Holders owning at least a majority of the shares of Registrable Common Stock being registered (the "Majority Selling Common Stock Holders") and reasonably acceptable to the Company. In addition, if the managing underwriter advises the Company in writing that, in its opinion, the number of shares requested to be registered exceeds the number that can be sold within a price range specified by the Majority Selling Common Stock Holders, the shares requested to be included by Common Stock Holders shall be included in the registration on a pro rata basis in preference to any other shares which the Company or any person wishes to include in such registration.

    The KKR Investors and Lehman Holdings, as Common Stock Holders which own more than 5% of the shares of Registrable Common Stock outstanding, have exercised the first of the two demand registration rights described above and have agreed with the Company that such demand shall be satisfied by the Company causing the Initial Common Stock Shelf Registration to remain effective beyond the first anniversary of the effective date of the Initial Common Stock Shelf Registration for an additional year.

    If the Company proposes to register any of its securities under the Securities Act (other than any registration of any securities on Form S-4 or Form S-8), the Common Stock Holders have the right, pursuant to a written request submitted within 20 days (10 days in certain circumstances) of receipt of notice thereof from the Company, to participate in such registration.

    Upon a request of Common Stock Holders owning at least a majority of the shares of Registrable Common Stock requested to be included in a demand or "piggyback" registration made at any time on or after March 17, 1996, the Company has agreed to use its best efforts to (i) cause the Common Stock covered by such registration to be listed on a national securities exchange or to be quoted through NASDAQ or (ii) provide for at least two market makers for the Common Stock.

    All expenses of the Company in connection with the performance of its obligations under the Common Stock Registration Rights Agreement and the reasonable fees, disbursements and other charges of one firm of counsel (per registration) selected by the Majority Selling Common Stock Holders (but excluding underwriting discounts and commissions and transfer taxes) shall be borne by the Company, except where some or all of the Common Stock Holders withdraw or terminate their requests prior to the registration statement becoming effective, in which case such Common Stock Holders shall be required to bear some or all of such expenses, provided that if the Company elects not to proceed with a registration as to which Common Stock Holders have "piggyback" registration rights as described above or elects not to proceed with any registration as described in the second succeeding paragraph, the Company must bear all reasonable out-of-pocket costs (other than counsel fees, disbursements and other charges not specifically referred to above) incurred by a Common Stock Holder in connection with such terminated registration. In addition, pursuant to the Common Stock Registration Rights Agreement, the Company has agreed to indemnify each offeror of Registrable Common Stock covered by a registration statement filed pursuant to the Common Stock Registration Rights Agreement, each other person who participates as an underwriter in such offering, each other person who controls such offerors or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act.

    The Company is not obligated to file any registration statement under the Common Stock Registration Rights Agreement or any amendment or supplement thereto (other than the Registration Statement of which this Prospectus forms a part and amendments and supplements thereto) and may suspend any seller's rights to make sales pursuant to any effective registration statement (provided that the right to effect sales pursuant to the Registration Statement of which this Prospectus forms a part may not be suspended prior to the ninetieth day following the date hereof) at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities thereto, would adversely affect a pending or proposed public offering of the Company's securities, a material financing, or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto. Such a deferral of the filing of a registration statement or an amendment or supplement thereto or suspension of a seller's right to effect sales may continue for no more than 10 days after the abandonment or consummation of any of the foregoing proposals or transactions or 60 days after the date of the Board's determination referred to in the preceding sentence. In the event of such a suspension, the applicable registration period will be extended by the number of days of the suspension.

LOCK-UP AGREEMENTS

    Pursuant to the Common Stock Registration Rights Agreement, each Common Stock Holder has agreed, if required by the managing underwriter of any underwritten offering and except as required otherwise under applicable law, not to sell any equity securities of the Company during the 10 days preceding or 120 days following the effective date of an underwritten registration under the Common Stock Registration Rights Agreement. The Company has agreed not to (and to cause certain other holders of equity securities acquired after the Effective Date of the Plan of Reorganization to agree not to) effect any public offering and sale of Common Stock pursuant to an effective registration statement during such period of time.

CHANNEL ONE REGISTRATION RIGHTS AGREEMENT

    The Company has entered into a Registration Rights Agreement dated as of September 12, 1995 (the "Channel One Registration Rights Agreement") with Channel One pursuant to which the Company has agreed to include in the Initial Common Stock Shelf Registration all shares of Common Stock owned by Channel One. The Company has also agreed to include all shares of Common Stock owned by Channel One in each registration statement filed by the Company subsequent to the filing of the Initial Common Stock Shelf Registration which includes shares of Registrable Common Stock to the extent that the Company may do so without breaching any of its obligations under the Common Stock Registration Rights Agreement and otherwise on the terms and subject to the conditions of the Common Stock Registration Rights Agreement that are applicable to the holders of the shares of Registrable Common Stock included in such registration statement. The Channel One Registration Rights Agreement provides that certain provisions of the Common Stock Registration Rights Agreement are binding upon and applicable to the parties thereto, including those provisions described above relating to expenses, indemnification, postponements and suspensions.

ANTITAKEOVER LEGISLATION

    For information concerning the Delaware statute restricting business combinations between a Delaware corporation and "interested stockholders" of such corporation, see "Certain Risk Factors--Certain Corporate Governance Matters; Antitakeover Legislation."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax and estate tax consequences of the ownership of Shares by Non-United States Holders (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income taxation and does not deal with foreign, state and local consequences that may be relevant to such Non-United States Holders in light of their personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used herein, a "Non-United States Holder" of Shares means a holder who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in section 7701(a)(30) of the Code.

PAYMENT OF DIVIDENDS

    If the Company pays dividends on its Shares, such dividends paid to a Non-United States Holder of Shares will be subject to withholding of United States federal income tax rate at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exception. Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, attributable to a United States permanent establishment of the Non-United States Holder, are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized Treasury regulations (the "Final Regulations"), a Non-United States Holder of Shares who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 1998 will be required to satisfy applicable certification and other requirements. A Non-United States Holder of Shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

SALE OR EXCHANGE

    A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or other disposition of Shares unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-United States Holder in the United States and, where a tax treaty applies, attributable to a United States permanent establishment of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual and holds the Shares as capital assets, such holder is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company does not believe it is a "U.S. real property holding corporation" (a "USRPHC") for United States federal income tax purposes and does not anticipate becoming a USRPHC.

    An individual Non-United States Holder described in clause (i) above will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that the individual is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

    Common Stock held by an individual Non-United States Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Company must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

    Under current law, backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-United States Holder will be subject to backup withholding unless applicable certification requirements are met.

    The payment of the proceeds of a sale, exchange or other disposition of Shares by or through the United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-United States Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply if a foreign office of a broker pays the proceeds of the sale of Shares to the owner thereof. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE SHARES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                            SELLING SECURITY HOLDERS

    The following table sets forth information with respect to the Shares offered hereby beneficially owned by each of the Selling Security Holders as of November 30, 1997. The Shares offered hereby may be offered in whole or in part from time to time by or on behalf of the Selling Security Holders named below.


                                                                                        NUMBER OF
                                                                                        SHARES OF
                                                                                          COMMON
                                                                                       STOCK OWNED
                                                                                           AND        PERCENTAGE OF
                                                                                        REGISTERED     OUTSTANDING
SELLING SECURITY HOLDER                                                                 HEREUNDER     COMMON STOCK*
-------------------------------------------------------------------------------------  ------------  ---------------
Lehman Brothers Holdings Inc.........................................................    7,869,525           14.7%
JWC Associates L.P...................................................................    5,862,448           10.9%
JWC Associates II, L.P...............................................................       38,846             **
KKR Partners II, L.P.................................................................      142,115             **
Channel One Associates, L.P..........................................................    4,361,800            8.1%
Robert W. Michael....................................................................        7,801             **
William N. Temple....................................................................        2,228             **
David L. Townsend....................................................................        1,783             **
James W. Walter......................................................................       42,355             **
Asbestos Settlement Trust (1)........................................................   10,941,326           20.4%
                                                                                       ------------           ---
Total................................................................................   29,270,227           54.5%
                                                                                       ------------           ---
                                                                                       ------------           ---


------------------------


* All percentages in the table are based on 53,695,115 shares of Common Stock being issued and outstanding.


**  Owns less than 1% of outstanding Common Stock.

(1) The Asbestos Settlement Trust is the successor to The Celotex Corporation in its capacity as the Celotex Settlement Fund Recipient.

                              PLAN OF DISTRIBUTION

    The Company will receive no proceeds from this offering. The Shares may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Shares for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Security Holder which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

    The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and underwriters or dealers. To the extent not prohibited by applicable securities laws, Selling Security Holders may sell the Shares other than pursuant to the Registration Statement of which this Prospectus forms a part.

    The Common Stock is listed on the NYSE under the symbol "WLT".

    Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one business day prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases of any of the Shares by the Selling Security Holders. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity engaged in a distribution of the Shares to engage in market-making activities with respect to the Shares.

    Under guidelines adopted by the National Association of Securities Dealers, Inc. (the "NASD"), the maximum commission that any NASD member firm can receive in connection with a distribution of the Shares, without further clearance from the NASD, is 8%.

    Pursuant to the Common Stock Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions and discounts of underwriters, dealers or agents, and the Selling Security Holders, and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock--Common Stock Registration Rights Agreements."

                                 LEGAL MATTERS

    The validity of the Shares offered hereby has been passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS


    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended May 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of AIMCOR included in the Company's Current Report on Form 8-K/A, filed with the Commission on December 29, 1997, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT, AND INFORMATION OR AND REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.................           2
ADDITIONAL INFORMATION................           2
PRIVATE SECURITIES LITIGATION REFORM
  ACT SAFE HARBOR STATEMENT...........           2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................           3
THE COMPANY...........................           4
CERTAIN RISK FACTORS..................           8
DESCRIPTION OF CERTAIN INDEBTEDNESS...          16
DESCRIPTION OF CAPITAL STOCK..........          17
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES........................          23
SELLING SECURITY HOLDERS..............          25
PLAN OF DISTRIBUTION..................          26
LEGAL MATTERS.........................          27
EXPERTS...............................          27



                               29,270,227 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                JANUARY   , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND INFORMATION AND REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT

Summary........................................        S-3
Private Securities Litigation Reform Act Safe
  Harbor Statement.............................       S-10
Business.......................................       S-11
Selling Stockholders...........................       S-28
Underwriting...................................       S-29
Legal Matters..................................       S-32
Experts........................................       S-32

                  PROSPECTUS

Available Information..........................          2
Additional Information.........................          2
Private Securities Litigation Reform Act Safe
  Harbor Statement.............................          2
Incorporation of Certain Documents by
  Reference....................................          3
The Company....................................          4
Certain Risk Factors...........................          8
Description of Certain Indebtedness............         16
Description of Capital Stock...................         17
Certain Federal Income Tax Consequences........         23
Selling Security Holders.......................         25
Plan of Distribution...........................         26
Legal Matters..................................         27
Experts........................................         27

                               12,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                           -------------------------

                             PROSPECTUS SUPPLEMENT
                                           , 1998

                           -------------------------

                               JOINT BOOKRUNNERS

                                LEHMAN BROTHERS
                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                       ARNHOLD AND S. BLEICHROEDER, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                               12,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                ----------------

    This Prospectus Supplement relates to up to 12,000,000 shares (13,800,000 shares if the over-allotment option described below is exercised in full) (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Walter Industries, Inc. (the "Company" or "Walter Industries"), a Delaware corporation formerly named Hillsborough Holdings Corporation, beneficially owned by the Asbestos Settlement Trust (the "Settlement Trust") and Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., one of the underwriters listed below ("Lehman Brothers Holdings" and, together with the Settlement Trust, the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares offered hereby.

    Of the 12,000,000 shares being offered hereby, 2,000,000 shares are being offered outside the United States and Canada (the "International Offering") by the International Managers (as defined herein) and 10,000,000 shares are being offered concurrently in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined herein and, together with the International Managers, the "Underwriters"). The offering price and underwriting discounts and commissions per share in the International Offering and the U.S. Offering are identical. See "Underwriting."
                            ------------------------

    SEE "CERTAIN RISK FACTORS" COMMENCING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.

    The Company's Common Stock is listed on the The New York Stock Exchange, Inc. (the "NYSE") under the symbol "WLT." The Company's Common Stock was previously quoted on the Nasdaq National Market under the symbol "WLTR." On January 13, 1998, the last reported sale price of the Common Stock on the NYSE was $19 13/16 per share.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                PRICE TO         DISCOUNTS AND          SELLING
                                                                 PUBLIC          COMMISSIONS(1)     STOCKHOLDERS(2)
Per Share................................................          $                   $                   $
Total(3).................................................  $                   $                   $

(1) The Selling Stockholders and the Company have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) The Company will pay all fees and expenses related to the Offering,
    estimated at $     .
(3) The Settlement Trust has granted the U.S. Underwriters and the International Managers a 30-day option to purchase up to an additional 1,800,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
    Selling Stockholders, will be $        , $        and $        ,
    respectively. See "Underwriting."
                         ------------------------------

    The Shares offered by this Prospectus Supplement are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and to acceptance by the International Managers and to certain further conditions. It is expected that delivery of certificates for the Shares will be made at the offices of
Lehman Brothers Inc. in New York, New York, on or about            , 1998.
                            ------------------------

                               JOINT BOOKRUNNERS

LEHMAN BROTHERS                                     DONALDSON, LUFKIN & JENRETTE
                                                     INTERNATIONAL
      MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
                              ARNHOLD AND S. BLEICHROEDER, INC.

           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND INFORMATION AND REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT

Summary........................................        S-3
Private Securities Litigation Reform Act Safe
  Harbor Statement.............................       S-10
Business.......................................       S-11
Selling Stockholders...........................       S-28
Underwriting...................................       S-29
Legal Matters..................................       S-32
Experts........................................       S-32

                  PROSPECTUS

Available Information..........................          2
Additional Information.........................          2
Private Securities Litigation Reform Act Safe
  Harbor Statement.............................          2
Incorporation of Certain Documents by
  Reference....................................          3
The Company....................................          4
Certain Risk Factors...........................          8
Description of Certain Indebtedness............         16
Description of Capital Stock...................         17
Certain Federal Income Tax Consequences........         23
Selling Security Holders.......................         25
Plan of Distribution...........................         26
Legal Matters..................................         27
Experts........................................         27

                               12,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                           -------------------------

                             PROSPECTUS SUPPLEMENT
                                           , 1998

                           -------------------------

                               JOINT BOOKRUNNERS

                                LEHMAN BROTHERS
                          DONALDSON, LUFKIN & JENRETTE
        INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL
                              SALOMON SMITH BARNEY
                                 INTERNATIONAL
                       ARNHOLD AND S. BLEICHROEDER, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee...............................................................  $139,072.62
Blue Sky fees and expenses.....................................................    1,500.00
Printing and engraving expenses................................................   95,000.00
Legal fees and expenses........................................................  360,000.00
Accounting fees and expenses...................................................   80,000.00
Miscellaneous..................................................................    2,000.00
                                                                                 ----------
    Total......................................................................  $677,572.62
                                                                                 ----------
                                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    Article IV of the By-laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

    Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

    Article 6 of the Restated Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

    The Company has entered into a Directors and Officers Indemnification Agreement which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Company to indemnify the directors and officers of the Company (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal action or proceeding, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Company to procure a judgement in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Company unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

    The Common Stock Registration Rights Agreement and the Channel One Registration Rights Agreement each requires the Company, on the one hand, and the Holders referred to therein, on the other hand, under certain circumstances, to indemnify each other and, in the case of the Company's indemnification obligations, each other person who participates as an underwriter in an offering thereunder and each other person who controls such parties and/or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act, incurred in connection with each registration of securities pursuant to such registration rights agreement.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described hereunder or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the Shares being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  EXHIBIT NUMBER                                                       DESCRIPTION
-------------------             -----------------------------------------------------------------------------------------

             2(a)(i)        --  Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, dated as of December 9, 1994 (1)

             2(a)(ii)        -- Modification to the Amended Joint Plan of Reorganization of Walter Industries, Inc. and
                                certain of its subsidiaries, as filed in the Bankruptcy Court on March 1, 1995 (2)

             2(a)(i  )**        -- Findings of Fact, Conclusions of Law and Order Confirming Amended Joint Plan of
                                Reorganization of Walter Industries, Inc. and certain of its subsidiaries, as modified

             3(a)**         --  Restated Certificate of Incorporation of the Company

             3(b)**         --  By-Laws of the Company

             4(a)(i)**        -- Restated Certificate of Incorporation of the Company (see Exhibit 3(a))

             4(a)(i )**        -- By-Laws of the Company (see Exhibit 3(b))

             4(b)**         --  Specimen Stock Certificate

             5**            --  Opinion of Simpson Thacher & Bartlett regarding legality of the securities being registered

            23(a)           --  Consent of Price Waterhouse LLP

            23(b)           --  Consent of Arthur Andersen LLP

            23(c)**         --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5 hereto)

          24**              --  Powers of Attorney

          27**              --  Financial Data Schedule


------------------------


**  Previously filed


(1) This Exhibit is incorporated by reference to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on February 6, 1995.

(2) This Exhibit is incorporated by reference to Amendment No. 2 to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on March 7, 1995.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Tampa, State of Florida on the 14th day of January, 1998.


                                WALTER INDUSTRIES, INC.

                                BY              /S/ DEAN M. FJELSTUL
                                     -----------------------------------------
                                                  Dean M. Fjelstul
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment has been signed by the following persons in the capacities indicated on January 14, 1998.


          SIGNATURE                        TITLE
------------------------------  ---------------------------
              *
------------------------------
       James W. Walter          Chairman Emeritus and
                                  Director
              *
------------------------------
       Kenneth E. Hyatt         Chairman of the Board,
                                  President,
                                  Chief Executive Officer
                                  and Director
                                  (Principal Executive
                                  Officer)
              *
------------------------------
       Dean M. Fjelstul         Senior Vice President and
                                  Chief Financial Officer
                                  (Principal Financial
                                  Officer)
      /s/ FRANK A. HULT
------------------------------
        Frank A. Hult           Vice President, Controller
                                  and
                                  Chief Accounting Officer
                                  (Principal Accounting
                                  Officer)
              *
------------------------------
     Howard L. Clark, Jr.       Director
              *
------------------------------
       James B. Farley          Director
              *
------------------------------
        Eliot M. Fried          Director
              *
------------------------------
         Perry Golkin           Director
              *
------------------------------
       James L. Johnson         Director
              *
------------------------------
      Michael T. Tokarz         Director

*By:      /s/ FRANK A. HULT
      -------------------------
            Frank A. Hult
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NUMBER   DESCRIPTION
---------------  ---------

  2(a)(i)               --  Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, dated as of December 9, 1994 (1)

  2(a)(ii)              --  Modification to the Amended Joint Plan of Reorganization of Walter Industries, Inc. and
                            certain of its subsidiaries, as filed in the Bankruptcy Court on March 1, 1995 (2)

  2(a)(iii)**           --  Findings of Fact, Conclusions of Law and Order Confirming Amended Joint Plan of
                            Reorganization of Walter Industries, Inc. and certain of its subsidiaries, as modified

  3(a)**                --  Restated Certificate of Incorporation of the Company

  3(b)**                --  By-Laws of the Company

  4(a)(i)**             --  Restated Certificate of Incorporation of the Company (see Exhibit 3(a))

  4(a)(ii)**            --  By-Laws of the Company (see Exhibit 3(b))

  4(b)**                --  Specimen Stock Certificate

  5**                   --  Opinion of Simpson Thacher & Bartlett regarding legality of the securities being registered

 23(a)                  --  Consent of Price Waterhouse LLP

 23(b)                  --  Consent of Arthur Andersen LLP

 23(c)**                --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5 hereto)

 24**                   --  Powers of Attorney

 27**                   --  Financial Data Schedule


------------------------


**  Previously filed


(1) This Exhibit is incorporated by reference to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on February 6, 1995.

(2) This Exhibit is incorporated by reference to Amendment No. 2 to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on March 7, 1995.